UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a‑12
TELENAV, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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T +1 408.245.3800 F +1 408.245.0238 E ir@telenav.com 950 De Guigne Drive Sunnyvale, CA 94085 www.telenav.com
October 22, 2013
Dear Stockholders:
We are pleased to invite you to attend our 2013 Annual Meeting of Stockholders to be held on December 3, 2013 at 9:00 a.m. Pacific Time, at our headquarters at 950 De Guigne Drive, Sunnyvale, California 94085 (the “Annual Meeting”). This Notice of Annual Meeting, Proxy Statement and form of proxy card or written voting instruction form are being made available to you on or about October 22, 2013.
We are furnishing proxy materials to stockholders primarily over the internet. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of our Annual Meeting and conserves natural resources. On or about October 22, 2013, we mailed our stockholders a notice that includes instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended June 30, 2013 (the “Annual Report”) and how to vote online. The notice also included instructions on how you can request a paper copy of the proxy materials, including the Notice of Annual Meeting, Proxy Statement and proxy card or written voting instruction form.
Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in this Notice of Annual Meeting and Proxy Statement. A copy of our Annual Report is included with the Proxy Statement for those stockholders who are receiving paper copies of the proxy materials.
Please use this opportunity to take part in the affairs of Telenav by voting on the business to come before this meeting. Regardless of whether you plan to attend the meeting, I urge you to vote your proxy as soon as possible. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person, and may save us from incurring additional proxy solicitation costs.
Thank you for your ongoing support of Telenav. We look forward to seeing you at our Annual Meeting.

TELENAV, INC.

Dr. HP Jin
Chairman of the Board of Directors, President and Chief Executive Officer
Sunnyvale, California

TELENAV, INC.
950 De Guigne Drive
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On December 3, 2013
The Annual Meeting of Stockholders of Telenav, Inc. will be held on Tuesday, December 3, 2013, at 9:00 a.m. Pacific Time, at our offices, located at 950 De Guigne Drive, Sunnyvale, California 94085, for the following purposes (as more fully described in the proxy statement accompanying this notice):

1.	The election of two Class I directors to serve for a term of three years or until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as Telenav’s independent registered public accountants for the fiscal year ending June 30, 2014; and

3.	To transact such other business as may properly come before the meeting.
Stockholders of record at the close of business on October 4, 2013 are entitled to vote at the Annual Meeting and are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to vote over the internet, by telephone or by mailing a proxy card or written voting instruction form. If you attend the meeting, you may vote in person even if you return a proxy.

By Order of the Board of Directors,

Dr. HP Jin
Chairman of the Board of Directors, President and Chief Executive Officer
Sunnyvale, California
October 22, 2013

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE, EVEN IF YOU PLAN TO ATTEND THE MEETING. A MAJORITY OF OUR OUTSTANDING SHARES MUST BE REPRESENTED IN PERSON OR BY PROXY AT THE MEETING TO CONSTITUTE A QUORUM.

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TELENAV, INC.
2013 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
TABLE OF CONTENTS

Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	i
INTERNET AVAILABILITY OF PROXY MATERIALS	1
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	1
Why am I receiving these materials?	1
What items of business will be voted on at the Annual Meeting?	1
How does the board of directors recommend that I vote?	2
What information is contained in these proxy materials?	2
What shares can I vote?	2
How many votes am I entitled to per share?	2
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2
How can I vote my shares in person at the Annual Meeting?	3
How can I vote my shares without attending the Annual Meeting?	3
Can I change my vote or revoke my proxy?	3
Is my vote confidential?	4
How can I attend the Annual Meeting?	4
How many shares must be present or represented to conduct business at the Annual Meeting?	4
How are votes counted?	4
What is the voting requirement to approve each of the proposals?	4
Is cumulative voting permitted for the election of directors?	5
What happens if additional matters are presented at the Annual Meeting?	5
Who will serve as inspector of elections?	5
Who will bear the cost of soliciting votes for the Annual Meeting?	5
Where can I find the voting results of the Annual Meeting?	5
How can I contact Telenav’s transfer agent?	6
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	6
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	6
CORPORATE GOVERNANCE	9
Code of Business Conduct and Ethics	9
Director Independence	9
Board Composition	9

-ii-

Board Leadership Structure	10
Board Meetings and Committees	10
Compensation Committee Interlocks and Insider Participation	12
Board’s Role in Risk Oversight	12
Process for Recommending Candidates for Election to the Board of Directors	13
Attendance at Annual Meetings of Stockholders by the Board of Directors	15
Contacting the Board of Directors	15
PROPOSAL ONE--ELECTION OF DIRECTORS	16
General	16
Information Regarding Nominees	16
Information Regarding Continuing Directors	17
Director Compensation	18
Required Vote	20
Recommendation	20
PROPOSAL TWO--RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
Required Vote	21
Recommendation	21
Principal Accounting Fees and Services	21
Pre-Approval of Audit and Non-Audit Services	22
EXECUTIVE OFFICERS OF THE REGISTRANT	23
EXECUTIVE COMPENSATION	25
Compensation Discussion and Analysis	25
Compensation Committee Report	36
Fiscal 2013 Summary Compensation Table	37
Plan-Based Awards for Fiscal 2013	38
Outstanding Equity Awards at June 30, 2013	38
Option Exercises and Stock Vested During Fiscal 2013	40
Pension Benefits & Nonqualified Deferred Compensation	40
Employment Agreements	40
Potential Payments Upon Termination or Change of Control	42
Fiscal 2013 Potential Payments Upon Termination or Change of Control	47
EQUITY COMPENSATION PLAN INFORMATION	49
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	50
Policies and Procedures for Related Party Transactions	50
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	52
AUDIT COMMITTEE REPORT	55
OTHER MATTERS	56

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TELENAV, INC.
950 De Guigne Drive
Sunnyvale, CA 94085
PROXY STATEMENT
FOR 2013 ANNUAL MEETING OF STOCKHOLDERS
INTERNET AVAILABILITY OF PROXY MATERIALS
We are furnishing proxy materials to our stockholders primarily via the internet. On or about October 22, 2013, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement, our Annual Report on Form 10‑K for the fiscal year ended June 30, 2013 (“Annual Report”), form of proxy card or written voting instruction form (collectively, the “proxy materials”). Stockholders will have the ability to access the proxy materials on the Internet, or to request a printed set of the proxy materials by mail by following the instructions in the Notice of Internet Availability of Proxy Materials. By furnishing a Notice of Internet Availability of Proxy Materials and access to our proxy materials by the Internet, we expect to lower the costs and reduce the environmental impact of our Annual Meeting.
The Notice of Internet Availability of Proxy Materials also provides instructions on how you may request that we send future proxy materials to you by electronic mail or by mail in printed form. If you choose to receive future proxy materials by electronic mail, you will receive an electronic mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by electronic mail or in printed form will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by electronic mail, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.
QUESTIONS AND ANSWERS
ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:
Our board of directors has made these materials available to you on the internet or is providing printed proxy materials to you in connection with the solicitation of proxies for use at our annual meeting of stockholders, which will take place on Tuesday, December 3, 2013 at 9:00 a.m. Pacific Time, at our headquarters located at 950 De Guigne Drive, Sunnyvale, California 94085 (the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

Q:	What items of business will be voted on at the Annual Meeting?

A:	The items of business scheduled to be voted on at the Annual Meeting are:
•to elect two Class I directors to serve for a term of three years or until their respective successors are duly elected and qualified.
•    to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014 (“fiscal 2014”).
We will also consider any other business that properly comes before the Annual Meeting.

Q:	How does the board of directors recommend that I vote?

A:	Our board of directors recommends that you vote your shares:

•	“FOR” each of the Class I nominees to the board of directors.

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014.

Q:	What information is contained in these proxy materials?

A:
You are receiving the proxy materials, which relate to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid executive officers, corporate governance and information on our board of directors and certain other required information. Our Annual Report includes information about our business, financial condition and the risks we face.

Q:	What shares can I vote?

A:
Each share of our common stock issued and outstanding as of the close of business on October 4, 2013 (the “Record Date”) is entitled to be voted on all items being voted on at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On the Record Date there were 38,930,527 shares of our common stock issued and outstanding.

Q:	How many votes am I entitled to per share?

A:	For all matters described in this proxy statement for which your vote is being solicited, you are entitled to one vote for each share of common stock held as of the Record Date.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most of our stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and we sent the proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote on the internet or by telephone, as described in the proxy materials and below under the heading “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner
If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization you are considered the beneficial owner of shares held in street name, and the proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Annual Meeting.
Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the internet or by telephone, as described in the proxy materials and below under the heading “How can I vote my shares without attending the Annual Meeting?”

Q:	How can I vote my shares in person at the Annual Meeting?

A:
Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, trustee, or nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the internet by following the instructions provided in the proxy materials, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the internet by following the instructions provided in the proxy materials, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank, trustee, or nominee.

Q:	Can I change my vote or revoke my proxy?

A:
You may change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by: (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to our Corporate Secretary at Telenav, Inc., 950 De Guigne Drive, Sunnyvale, California 94085 prior to your shares being voted, or (3) attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q:	Is my vote confidential?

A:
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either among our employees or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to our management.

Q:	How can I attend the Annual Meeting?

A:
You are entitled to attend the Annual Meeting only if you were a stockholder as of the Record Date or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement for the period including the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting. For security reasons, you and your bags will be subject to search prior to your admittance to the meeting.
Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card, or, if you vote by telephone or internet, by indicating your plans when prompted.
The meeting will begin promptly at 9:00 a.m. Pacific Time on December 3, 2013.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:
A majority of our issued and outstanding shares of common stock must be present in person or represented by proxy in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting, if you are present and vote in person at the meeting or have properly submitted a proxy card. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.
For the other item of business, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the board of directors.

Q:	What is the voting requirement to approve each of the proposals?

A:
A plurality of the votes cast is required for the election of the directors. The affirmative “FOR” vote of a majority of the votes cast on the proposal is required to approve the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter.
We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

Q:	Is cumulative voting permitted for the election of directors?

A:	No. You may not cumulate your votes for the election of directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Dr. HP Jin and Michael Strambi, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be our Vice President, Finance, Jeffrey Calvello. Broadridge Financial Solutions, Inc. will assist the inspector of elections with tabulating the votes.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:
We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the internet, you are responsible for internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and publish them on our website at http://investor.telenav.com. We will also disclose voting results on a Form 8-K filed with the

Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting, which will also be available on our website.

Q:	How can I contact Telenav’s transfer agent?

A:	You can contact our transfer agent by either writing Computershare Trust Company, N.A., P.O. Box 43070, Providence, RI 02940, or by telephoning (800) 962-4284.

Q:	I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A:
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the proxy materials, you may write, email or call us at the following address, email address and phone number:

Telenav, Inc.
Attn: Investor Relations
950 De Guigne Drive
Sunnyvale, California 94085
Email: IR@telenav.com
Tel: (408) 245-3800
Fax: (408) 245-0238
Stockholders who hold shares through a stockbroker, bank or other nominee may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:
Stockholder Proposals: Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2014 Annual Meeting of Stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than August 31, 2014; provided, however, that in the event that we hold our 2014 Annual Meeting of Stockholders more than 30 days before or 60 days after the one-year anniversary date of the Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Telenav, Inc.
Attn: Corporate Secretary
950 De Guigne Drive
Sunnyvale, California 94085
Tel: (408) 245-3800
Fax: (408) 245-0238
Advanced Notice Procedures: Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is: (1) specified in the notice of a meeting given by or at the direction of our board of directors, (2) otherwise properly brought before the meeting by or at the direction of our board of directors, or (3) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2014 Annual Meeting of Stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	no earlier than August 1, 2014, and

•	not later than the close of business on August 31, 2014.
In the event that we hold our 2014 Annual Meeting of Stockholders more than 30 days before or 60 days after the one-year anniversary date of the 2013 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the 120th day prior to such annual meeting, and not later than the close of business on the later of the following two dates:

•	(i) the 90th day before such annual meeting, or

•	(ii) the 10th day following the day on which public announcement of the date of such meeting is first made.
If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.
Nomination of Director Candidates: You may propose director candidates for consideration by our board of directors. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors, and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Corporate Governance—Process for Recommending Candidates for Election to the Board of Directors” on page 13.
To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Advanced Notice Procedures” for stockholder proposals that are not intended to be included in our proxy statement.

Copy of Bylaw Provisions: A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at http://www.sec.gov or by requesting a copy through our website at http://investor.telenav.com/tools.cfm. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
In June 2009, our board of directors adopted a Code of Business Conduct and Ethics for all employees, officers and directors. The full texts of our Code of Business Conduct and Ethics are posted on our website at the investor relations portion of our website, http://investor.telenav.com. We intend to disclose future amendments to our Code of Business Conduct and Ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings.
In June 2009, our board of directors also adopted a Code of Ethics for Principal Executive and Senior Financial Officers and Section 16 Officers. The full texts of our Code of Ethics for Principal Executive and Senior Financial Officers and Section 16 Officers will be posted on our website at the investor relations portion of our website, http://investor.telenav.com. We intend to disclose future amendments to our Code of Ethics for Principal Executive and Senior Financial Officers and Section 16 Officers, or certain waivers of such provisions, at the same location on our website identified above and also in public filings.
Director Independence
In August 2013, our board of directors undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise the ability to exercise independent judgment in carrying out his responsibilities. In making that determination, our board of directors considered all relevant facts and circumstances.
With respect to Mr. Xie, our board of directors specifically considered the following: Mr. Xie is the president and chief executive officer of Fortinet, Inc. (“Fortinet”). From May 2009 through November 2011, we made payments totaling approximately $840,000 to Fortinet in connection with our sublease of certain office premises. Our board of directors concluded that the foregoing relationship would not compromise Mr. Xie’s ability to exercise independent judgment in carrying out his responsibilities as a director.
As a result of this review, our board of directors determined that each of Messrs. Carolan, Chen, Chiu, Xie and Zaelit are “independent directors” as defined under the rules of the NASDAQ Global Market, constituting a majority of independent directors of our board of directors as required by the rules of the NASDAQ Global Market.
Board Composition
Our board of directors is currently composed of six members. Our bylaws permit our board of directors to establish by resolution the authorized number of directors and six directors are currently authorized.
Each class of directors is elected for a three-year term to succeed the class whose term is then expiring. The terms of the directors expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during 2013 for the Class I directors, 2014 for the Class II directors and 2015 for the Class III directors.

The following table sets forth the classes, names, ages and positions of our directors as of October 4, 2013:

Class I Directors	Age	Position
Samuel Chen(1)	62	Director
Hon Jane (Jason) Chiu(1),(2)	57	Director

Class II Directors
Shawn Carolan(2)	39	Director
Ken Xie	50	Director

Class III Directors
Dr. HP Jin	49	Chairman of the Board, President and Chief Executive Officer
Joseph M. Zaelit(1)	68	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.
Board Leadership Structure
Our board of directors believes that our chief executive officer is best situated to serve as our chairman of the board, because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the industry, while our chief executive officer brings company-specific experience and expertise. Our board of directors believes that the combined role of chairman of the board and chief executive officer promotes strategy development and execution, and facilitates information flow between management and our board of directors, which are essential to effective governance.
One of the key responsibilities of our board of directors is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. Our board of directors believes the combined role of chairman of the board and chief executive officer, together with our independent directors, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.
Board Meetings and Committees
During fiscal 2013, the board of directors held four meetings and acted three times by written consent. Each of the directors attended or participated in at least 75% of the meetings of the board of directors and 75% of the meetings held by all committees of the board of directors on which he served during the past fiscal year. The board of directors has two standing committees: an audit committee and a compensation committee.
Audit Committee. The audit committee oversees our corporate accounting and financial reporting processes. The audit committee generally oversees:

•	Our accounting and financial reporting processes as well as the audit and integrity of our financial statements;

•	The qualifications and independence of our independent registered public accounting firm;

•	The performance of our independent registered public accounting firm; and

•
Our compliance with its systems of disclosure controls and procedures, internal controls over financial reporting and compliance of our employees, directors and consultants with ethical standards adopted by us.

The audit committee also has certain responsibilities, including without limitation, the following:

•	Selecting and hiring the independent registered public accounting firm;

•	Supervising and evaluating the independent registered public accounting firm;

•	Evaluating the independence of the independent registered public accounting firm;

•	Approving audit and non-audit services and fees;

•
Reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal controls over financial reporting and disclosure controls; and

•	Reviewing reports and communications from the independent registered public accounting firm.
During fiscal 2013, the members of our audit committee were Messrs. Chen, Chiu and Zaelit. Our board of directors has determined that Mr. Zaelit is a financial expert as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002. Mr. Zaelit serves as the chairman of the audit committee. Entities controlled by Mr. Chen currently hold more than 10% of our outstanding common stock. Our board of directors has considered the independence and other characteristics of each member of our audit committee. Our board of directors believes that the composition of the audit committee meets the requirements for independence under the current requirements of the NASDAQ Global Market and SEC rules and regulations. We believe that the audit committee charter and the functioning of the audit committee comply with the applicable requirements of the NASDAQ Global Market and SEC rules and regulations. Our audit committee also serves as our qualified legal compliance committee. We intend to comply with future requirements to the extent they become applicable to us.
The audit committee held four meetings during fiscal 2013 and acted one time by written consent. The audit committee has adopted a written charter approved by the board of directors, which is available on our website at http://investor.telenav.com/governance.cfm.
The Audit Committee Report is included in this proxy statement on page 55.
Compensation Committee. The compensation committee oversees our corporate compensation policies, plans and benefits programs and has the responsibilities described in “Executive Compensation—Compensation Discussion and Analysis” below.

The members of our compensation committee are Messrs. Carolan and Chiu. Mr. Carolan has been appointed to serve as the chairman of the compensation committee. We believe that each member of the compensation committee meets the requirements for independence under the current requirements of the NASDAQ Global Market, is a nonemployee director as defined by Rule 16b-3 promulgated under the Exchange Act and is an outside director as defined pursuant to Section 162(m). We believe that the compensation committee charter and the functioning of the compensation committee comply with the applicable requirements of the NASDAQ Global Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
Copies of the charter for our compensation committee are available without charge, upon request in writing to 950 De Guigne Drive, Sunnyvale, California 94085; Attn: Corporate Secretary or on the investor relations portion of our website, http://investor.telenav.com/governance.cfm. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
See “Executive Compensation—Compensation Discussion and Analysis” and “Election of Directors—Director Compensation” below for a description of our processes and procedures for the consideration and determination of executive and director compensation.
The compensation committee held four meetings during fiscal 2013 and acted four times by written consent.
The Compensation Committee Report is included in this proxy statement on page 36.
Compensation Committee Interlocks and Insider Participation
During fiscal 2013, our compensation committee consisted of Messrs. Carolan and Chiu. None of the members of the compensation committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.
Board’s Role in Risk Oversight
Our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our full board of directors, our senior management is responsible for the day-to-day management of the material risks we face. In its oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our board of directors holds strategic planning sessions with senior management to discuss strategies, key challenges, risks and opportunities for us. This involvement of the board of directors in setting our business strategy is a key part of its oversight of risk management, its assessment of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk for us. Additionally, our board of directors regularly receives updates from senior management and outside advisors regarding certain risks we face, including various operating risks. Our senior management attends meetings of our board of directors and its committees on a quarterly basis, and as is otherwise needed, and are available to address any questions or concerns raised by the board on risk management and any other matters.
Each of our board committees oversees certain aspects of risk management and reports their findings to the full board of directors on a quarterly basis, and as is otherwise needed. Our audit committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, internal investigations, and enterprise risks, generally. Our compensation committee oversees risks related to compensation policies and practices, and is responsible for establishing and maintaining compensation policies and programs designed to create incentives consistent with our business strategy that do not encourage excessive risk-taking.
In connection with its oversight of compensation-related risks, our compensation committee has reviewed an assessment by management of our compensation programs and practices for its employees, including its executive and non-executive programs and practices. In its review, the compensation committee evaluated whether our policies and programs encourage unnecessary or excessive risk-taking and controls, and how such policies and programs are structured with respect to risks and rewards, as well as controls designed to mitigate any risks. As a result of this review, the compensation committee determined any risks that may result from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us.
Additional review or reporting on enterprise risks is conducted as needed or as requested by the board of directors or a committee thereof.
Process for Recommending Candidates for Election to the Board of Directors
Because our board of directors only has one member who is not independent, our board of directors does not feel there is a strong need for a nominating and governance committee. Instead, director candidates are selected by a majority of our independent directors, based on suggestions from our board members, management and certain stockholders. The board of directors may also retain third-party executive search firms to identify independent director candidates from time to time. It is the policy of the board of directors to consider recommendations for candidates to the board of directors from stockholders holding at least 1% of our outstanding shares of common stock continuously for at least 12 months prior to the date of the submission of the recommendation. The independent directors of our board of directors will consider persons recommended by our stockholders in the same manner as a nominee recommended by the board of directors, individual board members or management.
A stockholder that desires to recommend a candidate for election to the board of directors should send the recommendation in writing to 950 De Guigne Drive, Sunnyvale, CA 94085; Attn: Corporate Secretary. This written recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, information regarding any relationships between us and the candidate within the last three years and evidence of the required ownership of our common stock by the recommending stockholder. Such recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on our board of directors, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.
In accordance with the advance notice provisions in our bylaws, director nominations to be considered at any annual meeting of stockholders must be received not less than 45 days, and not more than 75 days, prior to one-year anniversary of the date on which we first mailed proxy materials, or a notice of availability of proxy materials (whichever is earlier), to stockholders in connection with the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, in order for notice by the stockholder to be timely, it must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by us with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. To be timely for a special meeting, such notice must be received by our Corporate Secretary at our offices at 950 De Guigne Drive, Sunnyvale, CA 94085 not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. This means that for purposes of our 2013 Annual Meeting of Stockholders, such nominations must have been received no sooner than July 28, 2013, and no later than August 27, 2013.
Where the board of directors has either identified a prospective nominee or determines that an additional or replacement director is required, the board of directors may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board or management. While we do not have a formal diversity policy for board membership, the board of directors seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of our board of directors’ deliberations and decisions. In its evaluation of director candidates, including the members of the board of directors eligible for re-election, the board of directors considers a number of factors, including the following:

•	the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors;

•	such factors as issues of character, judgment, independence, diversity, age, expertise, diversity of experience, length of service, other commitments and potential conflicts of interest; and

•	such other factors as the board of directors may consider appropriate.
The board of directors has also specified the following minimum qualifications to be satisfied by any nominee for a position on the board of directors:

•	predominantly independent;

•	of high integrity;

•	have qualifications that will increase overall effectiveness of the board of directors; and

•	meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.
After completing the evaluation and review, the board of directors makes a recommendation to the independent members of the board of directors as to the persons who should be nominated to the board of directors, and the independent members of the board of directors determine and approve the nominees after considering the recommendation and report of the board of directors and management.

Attendance at Annual Meetings of Stockholders by the Board of Directors
Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meeting of stockholders, we encourage, but do not require, directors to attend. Last year, one director attended our annual meeting of stockholders.
Contacting the Board of Directors
In cases where stockholders wish to communicate with the board of directors or any individual member of the board of directors, messages can be sent to our General Counsel, at Telenav, Inc., 950 De Guigne Drive, Sunnyvale, CA 94085, Attn: General Counsel. Our General Counsel monitors these communications and will provide a summary of all received messages to the board of directors at each regularly scheduled meeting of the board of directors. Where the nature of a communication warrants, our General Counsel may determine, in his judgment, to obtain the more immediate attention of the appropriate committee of the board of directors, a non-management director, independent advisor or management, as our General Counsel considers appropriate. Our General Counsel may decide in the exercise of his judgment whether a response to any stockholder communication is necessary.

PROPOSAL ONE
ELECTION OF DIRECTORS
General
Our Class I directors’ terms expire at the Annual Meeting.
Information Regarding Nominees
The board of directors nominated Samuel Chen and Hon Jane (Jason) Chiu as nominees for election as Class I members of our board of directors at the Annual Meeting. At the Annual Meeting, two directors will be elected to the board of directors for a term of three years expiring at the 2016 Annual Meeting of Stockholders, or until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Biographical information about each of the directors and nominees is contained in the following section. A discussion of the qualifications, attributes and skills of each director and nominee that led our board of directors to the conclusion that he/she should serve or continue to serve as a director is also included in each of the director and nominee biographies.
Both Messrs. Chen and Chiu have agreed to serve if elected and we have no reason to believe that either Mr. Chen or Mr. Chiu will be unavailable to serve. In the event either Mr. Chen or Mr. Chiu is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present board of directors to fill the vacancy.
Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for the nominees named below, who are all presently members of our board of directors. In the event that any nominee becomes unavailable or unwilling to serve as a member of our board of directors, the proxy holders will vote in their discretion for a substitute nominee.
The following table sets forth the names, ages and positions of our director nominees as of October 4, 2013:

Name of Class I Nominees	Age	Position
Samuel Chen(1)	62	Director
Hon Jane (Jason) Chiu(1),(2)	57	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.
Samuel Chen has served as a member of our board of directors since January 2002. Mr. Chen has served as chairman of the board of directors of Rayson Technology Co., Ltd., a wireless communications company, for the last 19 years. Since 1994, Mr. Chen has also served as chairman of the board of directors of Sonix Technology Co., Ltd., an integrated circuit development company. Since 2000, Mr. Chen has also served as chairman of the board of directors of GlobalSat Technology Corp., an electronic communications company. Mr. Chen holds a B.S. in Chemistry from National Tsing Hua University in Taiwan. For the following reasons, the board of directors concluded that Mr. Chen should serve as our director. Mr. Chen brings with him considerable business experience as the current chairman of the board of directors of Sonix Technology Co. Ltd., a publicly traded company, GlobalSat Technology Co., Ltd., a publicly traded company, and Rayson Technology Co. Ltd., a privately held company. Mr. Chen also serves on the board of directors of various other privately held companies. With his experience, Mr. Chen has a substantial amount of knowledge of the complex issues facing global companies and an understanding of what makes businesses work effectively and efficiently. Mr. Chen’s experience as a board member of public and private companies gives him insight and perspective into how other boards function and enables him to be an effective board member. These skills and experience are extremely valuable to our board of directors.
Hon Jane (Jason) Chiu has served as a member of our board of directors since January 2002. Since October 2008, Mr. Chiu has served as a director of Comchip Technology Co., Ltd., a surface mount diode manufacturing company. Mr. Chiu is also a founder of Union Polymer Material Co., Ltd., a heat shrinkable materials company, has served as a director since 2002 and is currently chairman of its board of directors. Since January 2001, Mr. Chiu has served as a director of Secureinside.com, a software and Internet services company. Mr. Chiu is a cofounder of Taiwan Parking Corp. Ltd., a parking lot rental management and outsourcing operation company, and has served as a director since 1995. Mr. Chiu holds a B.S. in Hydraulic Engineering from National Cheng Kong University in Taiwan. For the following reasons, the board of directors concluded that Mr. Chiu should serve as our director. Mr. Chiu has demonstrated success in his business and leadership skills, serving as a director of several companies. His investment and business experience gained through his work background makes Mr. Chiu a valuable member of our board of directors.
Information Regarding Continuing Directors
The following table sets forth the names, ages and positions of our continuing directors as of October 4, 2013:

Class II Directors	Age	Position
Shawn Carolan(2)	39	Director
Ken Xie	50	Director

Class III Directors	Age	Position
Dr. HP Jin	49	Chairman of the Board, President and Chief Executive Officer
Joseph M. Zaelit(1)	68	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.
Shawn Carolan has served as a member of our board of directors since January 2006. Mr. Carolan has served as a managing director of Menlo Ventures, a venture capital investment firm, since September 2002. Mr. Carolan has served as chief executive officer of Handle, Inc., a web application company, since January 2011. Mr. Carolan holds a B.S. and M.S. in Electrical Engineering from the University of Illinois, Champaign and an M.B.A. from Stanford University. For the following reasons, the board of directors concluded that Mr. Carolan should serve as our director. Mr. Carolan has demonstrated success in his business and leadership skills, serving as a managing director of Menlo Ventures since 2002. During his career at Menlo Ventures, Mr. Carolan has been closely involved with investments in various technology companies. With his extensive business background, Mr. Carolan also brings considerable finance and investment experience. These skills and experience are extremely valuable to our board of directors.
Ken Xie has served as a member of our board of directors since July 2012. Mr. Xie has served as the president and chief executive officer of Fortinet, Inc., a publicly traded network security solutions company, since he co-founded Fortinet in October 2000. Prior to co-founding Fortinet, Mr. Xie was the founder, president and chief executive officer of NetScreen Technologies, Inc., a publicly traded provider of network security products, which was acquired by Juniper Networks, Inc., an IP network solutions company, in April 2004. Additionally, Mr. Xie was managing partner of Jedi Venture, a venture capital investment fund, founder, president, and chief executive officer of Stanford Infosystems International, Inc., and security architect for Healtheon Corporation, a health information services company, and Philips Semiconductors, a computer equipment manufacturer. Mr. Xie received a B.S. and an M.S. in Electrical Engineering from Tsinghua University in China and an M.S. in Electrical Engineering from Stanford University. Our board of directors concluded that Mr. Xie should serve as our director due to his experience as a chief executive officer of two public companies and because he brings considerable experience to our board of directors.
Dr. HP Jin is a cofounder of our company and has served as our president and a member of our board of directors since October 1999. Dr. Jin has also served as our chief executive officer and chairman of our board of directors from October 1999 to May 2001 and since December 2001. Prior to Telenav, Dr. Jin served as a senior strategy consultant at the McKenna Group, a strategy consulting firm. Prior to that time, Dr. Jin was a business strategy and management consultant at McKinsey & Company, a management consulting firm. Dr. Jin was also previously a technical director at Loral Integrated Navigation Communication Satellite Systems, or LINCSS, a division of Loral Space & Communications, Inc., a publicly traded GPS service and engineering company. Dr. Jin holds a B.S. and M.S. in Mechanical Engineering from Harbin Institute of Technology in China and a Ph.D. in Guidance, Navigation and Control, with a Ph.D. minor in Electrical Engineering, from Stanford University. For the following reasons, the board of directors concluded that Dr. Jin should serve our director. With over 10 years of experience as our president and chief executive officer, he has deep knowledge and understanding of our business. Dr. Jin’s experience as chief executive officer demonstrates his leadership and business acumen. His experience with strategic and operational issues in the location based services industry gives him insight to the issues facing this industry and brings valuable expertise to our board of directors.
Joseph M. Zaelit has served as a member of our board of directors since June 2009. Since August 2003, Mr. Zaelit has served as a venture partner of iGlobe Partners Fund, L.P., a venture capital investment firm. Prior to that time, Mr. Zaelit served as executive vice president and chief financial officer of Celestry Design Technologies, an integrated circuit design products company, and he also served as chief financial officer of GoRemote Internet Communications, Inc., (“GoRemote Internet Communications”) a publicly traded provider of remote access services that was acquired by iPass Inc. From August 2003 to December 2006, Mr. Zaelit served as a member of the board of directors of InterVideo, Inc., a publicly traded software publishing company that was acquired by Corel Corporation. From November 2001 to February 2006, Mr. Zaelit served as a member of the board of directors of GoRemote Internet Communications. Mr. Zaelit holds a B.S. in Accounting and an M.B.A., each from the University of Utah. For the following reasons, the board of directors concluded that Mr. Zaelit should serve as our director. Mr. Zaelit is an experienced financial leader with over 40 years of finance and accounting experience gained through his education and board and senior management roles at a number of corporations. The compliance, financial reporting and audit expertise Mr. Zaelit gained in his board and senior management roles has proven valuable in addressing issues that have arisen for us.
Director Compensation
In October 2012, our compensation committee approved the following compensation package for our nonemployee directors, which became effective as of the 2012 Annual Meeting of Stockholders held on November 27, 2012.

Annual retainer	$25,000
Additional retainer audit committee chair	$10,000
Additional retainer audit committee member	$5,000
Additional retainer compensation committee chair	$8,000
Additional retainer compensation committee member	$3,000
Our 2009 Equity Incentive Plan provided for the automatic grant of nonstatutory stock options to our nonemployee directors. In October 2012, our compensation committee approved the amendment of our 2009 Equity Incentive Plan to provide for the automatic, nondiscretionary grant of restricted stock units (“RSUs”) to our nonemployee directors in lieu of stock options. Each individual who first joins our board of directors as a nonemployee director will receive, at the time of such initial election or appointment, an automatic RSU for a numbers of shares equal to $40,000 divided by the fair market value of our common stock on the grant date, rounded down to the nearest share, provided such person has not previously been in our employ. In addition, each individual who continues to serve as a nonemployee member of the board of directors, whether or not such individual is standing for re-election at that particular annual meeting, will be granted automatically an RSU for a number of shares equal to $20,000 divided by the fair market value of our common stock on the grant date, rounded down to the nearest share. Annual RSU grants are made on the date of our annual meeting of stockholders to each director who has served on our board for the preceding six months. Directors who are also employees are eligible to receive options, RSUs and shares of common stock directly under our 2009 Equity Incentive Plan.
Each initial automatic RSU award to our nonemployee directors will vest as to 25% of the shares on each anniversary of the date of grant, subject to the director’s continued service to us. Each annual automatic RSU award to our nonemployee directors will vest as to 100% of the shares on the first anniversary of the date of grant, subject to the director’s continued service to us.
In July 2012, we entered into a director offer letter with Mr. Xie which provides for, among other things, an initial grant of 20,000 RSUs under our 2009 Equity Incentive Plan which will vest and will be issued as to one-fourth of the shares each annual anniversary following the date of grant, with full vesting in four years, contingent upon Mr. Xie’s continued service as one of our directors. In the event of a closing of a change of control, the unvested portion of the RSUs shall become fully vested. Mr. Xie will also receive an additional grant of 5,000 RSUs, subject to the same terms as his initial grant, each year following our annual stockholder meeting, subject to Mr. Xie’s continued service as one of our directors.
None of our nonemployee directors received compensation from us prior to 2009. Employee directors are not compensated for their service as directors.
We do not have a formal policy of reimbursing directors, but we reimburse them for travel, lodging and other reasonable expenses incurred in connection with their attendance at board of directors or committee meetings.
The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our board of directors for the fiscal year ended June 30, 2013 (“fiscal 2013”). The table excludes Dr. Jin, who is a named executive officer and did not receive any compensation from us in his role as a director in fiscal 2013.

Name	Fees Earned or Paid in Cash	RSU Awards(1)	All Other Compensation(2)	Total
Shawn Carolan	$33,000	$19,998	$—	$52,998
Samuel Chen	30,000	19,998	30,688	80,686
Hon Jane (Jason) Chiu	33,000	19,998	—	52,998
Ken Xie	25,000	115,800	—	140,800
Joseph M. Zaelit	35,000	19,998	—	54,998

(1)
Amounts reflect the aggregate grant date fair value of RSUs awarded during the fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 without regard to estimated forfeitures. The grant date fair value of each RSU award is measured based on the closing price of our common stock on the date of grant. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our RSUs, refer to Note 8 to the consolidated financial statements contained in our Annual Report.

(2)	Amounts reflect any reimbursements for travel, lodging and other reasonable expenses incurred in connection with attending board of directors or committee meetings.
Required Vote
The two nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.
Recommendation
Our board of directors recommends a vote “FOR” the election to the board of directors of each of the foregoing nominees.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for fiscal 2014. Since fiscal 2007, Ernst & Young LLP has served as our independent registered public accounting firm. See “Principal Accounting Fees and Services.” Notwithstanding its selection, the audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of us and our stockholders. If the appointment is not ratified by our stockholders, the audit committee may reconsider whether it should appoint another independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Required Vote
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014 requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Ernst & Young LLP.
Recommendation
Our board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014.
Principal Accounting Fees and Services
The following table presents fees billed for professional audit services rendered to us by Ernst & Young LLP for fiscal 2013 and 2012. All of the services described in the following table were approved in conformity with the audit committee’s pre-approval process.

	Fiscal 2013	Fiscal 2012
Audit Fees(1)	$1,069,021	$911,494
Audit-Related Fees(2)	25,752	75,000
Tax Fees(3)	68,372	81,400
All Other Fees(4)	1,995	1,995
Total	$1,165,140	$1,069,889

(1)
Audit fees consist of fees billed for professional services rendered for: (i) the audit of our annual consolidated financial statements and reviews of applicable SEC filings including Form 10-K; (ii) audit of our internal control over financial reporting; (iii) the reviews of our quarterly financial statements and of applicable SEC filings including Form 10-Q; and (iv) services rendered in connection with our Form S-8 filings and other items related to SEC matters.

(2)    Audit-related fees consist of fees billed for professional services rendered for accounting consultations.
(3)    Tax fees consist of fees billed for professional services rendered for tax consultations.

(4)    All other fees include fees for an online accounting research tool.
Pre-Approval of Audit and Non-Audit Services
The audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee pre-approves services provided by the independent registered public accounting firm pursuant to its audit committee charter.

EXECUTIVE OFFICERS OF THE REGISTRANT
Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors, nominees or executive officers. The following table sets forth the names, ages (as of October 4, 2013) and positions of our executive officers:

Name	Age	Position
Dr. HP Jin	49	Chairman of the Board, President and Chief Executive Officer
Michael Strambi	52	Chief Financial Officer and Treasurer
Salman Dhanani	40	Co-General Manager Automotive Business and VP Strategic Partnerships
Loren Hillberg	55	General Counsel and General Manager Carrier Business
Dariusz Paczuski	47	General Manager Consumer Business and VP Corporate Marketing
Hassan Wahla	41	Co-General Manager Automotive Business and VP Business Development
Dr. HP Jin is a cofounder of our company and has served as our president and a member of our board of directors since October 1999. Dr. Jin has also served as our chief executive officer and chairman of our board of directors from October 1999 to May 2001 and since December 2001. Prior to Telenav, Dr. Jin served as a senior strategy consultant at the McKenna Group, a strategy consulting firm. Prior to that time, Dr. Jin was a business strategy and management consultant at McKinsey & Company, a management consulting firm. Dr. Jin was also previously a technical director at Loral Integrated Navigation Communication Satellite Systems, or LINCSS, a division of Loral Space & Communications, Inc., a publicly traded GPS service and engineering company. Dr. Jin holds a B.S. and M.S. in Mechanical Engineering from Harbin Institute of Technology in China and a Ph.D. in Guidance, Navigation and Control, with a Ph.D. minor in Electrical Engineering, from Stanford University.
Michael Strambi has served as our chief financial officer and treasurer since June 2012. From November 2009 to June 2012, Mr. Strambi served as our vice president of finance. From December 2008 to August 2009, Mr. Strambi served as vice president and chief accounting officer of Silver Spring Networks, Inc., a provider of smart grid services. From February 2008 to December 2008, Mr. Strambi served as chief financial officer of Metacafe, Inc., a provider of online video services. From February 2006 to February 2008, Mr. Strambi served as vice president of finance of MobiTV, Inc., a provider of mobile media solutions. From 2002 to 2006, Mr. Strambi served in various positions, the most recent of which was vice president, controller and treasurer, with Macromedia, Inc., a publicly traded provider of web publishing products and solutions that was acquired by Adobe Systems Incorporated. Mr. Strambi holds a B.S. in Business Administration with a concentration in Accounting from California State University, Sacramento and an M.B.A. in Finance from the University of Southern California.
Salman Dhanani is a cofounder of our company and has served as our co-general manager of our automotive business and vice president of strategic partnerships since January 2013. Mr. Dhanani served as our vice president, growth strategy and partnerships from July 2012 to January 2013, as our vice president, products from August 2010 to July 2012 and as our vice president, products and marketing from August 2009 to August 2010. Mr. Dhanani served as our executive director of marketing from March 2009 to July 2009 and as our senior director of marketing from November 1999 to February 2009. From January 1999 to November 1999, Mr. Dhanani served as a consultant at the McKenna Group, a strategy consulting firm. From July 1996 to December 1998, Mr. Dhanani served as an application engineer at Schlumberger Ltd., a technology consulting services company. Mr. Dhanani holds a B.S. in Electrical Engineering from the University of Washington.
Loren Hillberg has served as our general manager carrier business since January 2013 and as our general counsel and secretary since April 2009. From September 2007 to September 2008, Mr. Hillberg served as vice president and general counsel at Force10 Networks, a communications and networks company. From April 2005 to May 2007, Mr. Hillberg held various management positions, including executive vice president and general counsel at Macrovision Corporation (now Rovi Corporation), a publicly traded digital entertainment company. From May 1998 to March 2005, Mr. Hillberg served as senior vice president and general counsel at Macromedia, Inc., a publicly traded provider of web publishing products and solutions that was acquired by Adobe Systems Incorporated. Mr. Hillberg holds a B.A. in Economics from Stanford University and a J.D. from the University of California, Hastings College of Law.
Dariusz Paczuski has served as our general manager, consumer business and vice president, corporate marketing since February 2013. Mr. Paczuski served as our vice president, marketing, products, and monetization from July 2012 to January 2013 and as our vice president, corporate marketing from July 2010 to July 2012. From December 2007 to July 2010, Mr. Paczuski held various positions, including senior director of Bing Carrier Strategy and senior director of Tellme Consumer Services, at Microsoft Corporation, a publicly traded software company. From 2002 to 2007, Mr. Paczuski held various positions, including vice president, search products and vice president, product marketing, at AOL Inc., a publicly traded online content company. Prior to that time, Mr. Paczuski held positions at Netscape Communications Corporation, a publicly traded internet browser company, and General Electric Company, a publicly traded multinational company. Mr. Paczuski holds a B.S. in Marketing from California State University, Long Beach.
Hassan Wahla has served as our co-general manager of our auto business and vice president of business development since January 2013. Mr. Wahla served as our vice president, business development and carrier sales from August 2009 to January 2013 and served as our executive director of business development from May 2005 to August 2009. From April 2003 to May 2005, Mr. Wahla served as a senior product manager at Nextel Communications, a publicly traded wireless communications company that merged with Sprint. From February 2002 to April 2003, Mr. Wahla served as vice president of business development of Wireless Multimedia Solutions, a wireless software platform company. From September 1999 to February 2002, Mr. Wahla served as director of business development at MicroStrategy, Inc., a publicly traded business intelligence software company. Prior to that time, Mr. Wahla served as a senior consultant at Maritime Power, a maritime equipment company. Mr. Wahla holds a B.S. in Industrial Engineering from Virginia Tech, an M.S. in Management from Stevens Institute of Technology and a Masters of International Affairs from Columbia University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis of compensation arrangements of our named executive officers for fiscal 2013 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
Overview. The compensation committee of our board of directors is responsible for establishing, implementing and monitoring adherence with our compensation philosophy. The committee seeks to ensure that the total compensation paid to our executive officers is fair and reasonable. Currently, we have six executive officers. Details of our fiscal 2013 compensation for our chief executive officer, chief financial officer and the three other most highly compensated executive officers, to whom we refer to as the named executive officers, can be found in the section entitled “Executive Compensation—Fiscal 2013 Summary Compensation Table.” We provide types of compensation and benefits to our named executive officers similar to those we provide to our other executive officers and senior managers.
This section describes our compensation program for our executive officers. The discussion focuses on our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. We address why we believe our compensation program is appropriate for us and our stockholders and explain how executive compensation is determined.
At our annual meeting in 2011, our stockholders approved the advisory proposal on executive compensation. The stockholders also approved holding advisory votes on executive compensation once every three years. We will next seek a stockholder advisory vote on executive compensation at our annual meeting in 2014. Although none of the compensation committee’s subsequent actions or decisions with respect to the compensation of our executive officers were directly attributable to the results of the vote, the compensation committee took the vote outcome into consideration in the course of its deliberations and expects to continue to do so with respect to future advisory votes concerning executive compensation.
Compensation Philosophy and Objectives. Historically, our compensation philosophy was to preserve cash and minimize expenses while rewarding the creation of long term stockholder value. Since becoming a public company, we have slowly shifted our compensation philosophy from a design more closely resembling that of a private company to one more suitable for a public company. As our organizational priorities continue to evolve, we intend to re-evaluate as circumstances dictate, at least on an annual basis, each component of our executive compensation program on a quantitative and qualitative basis to determine if the program is achieving its objectives.
Our executive compensation program seeks to attract talented, qualified executives to manage and lead our company and to motivate them to pursue and achieve our corporate objectives. We have created a compensation program that includes short term and long term components, cash and equity elements, and performance contingent payments in proportions that we believe will provide appropriate incentives to reward and retain our executives.
Our philosophy towards executive compensation reflects the following principles:

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Total compensation opportunities should be competitive. We believe that our total compensation programs should be competitive so that we can attract, retain and motivate talented executive officers who will help us to perform better than our competitors.

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Total compensation should be related to our performance. We believe that a significant portion of our executive officers’ total compensation should be linked to achieving specified financial and business objectives that we believe will create stockholder value and provide incentives to our officers to work as a team.

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Total compensation should be related to individual performance. We believe that executive officers’ total compensation should reward individual performance achievements and encourage individual contributions to achieve exceptional performance.

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Equity awards help executive officers think like stockholders. We believe that our executive officers’ total compensation should have a significant equity component because stock based equity awards help reinforce the executive officer’s long term interest in our overall performance and thereby align the interests of the executive officer with the interests of our stockholders.

Based on these philosophies, we seek to reward our executive officers as and when we achieve our goals and objectives and to generate stockholder returns by giving significant weight to performance-based compensation. While ensuring that appropriate risk management measures are implemented by our executive officers, a significant portion of the compensation for our executive officers is at risk based on the achievement of established goals, which we believe aligns their interests with the interests of our stockholders.
Role of the Compensation Committee and Executive Officers in Setting Executive Compensation. The compensation committee of our board of directors has overall responsibility for recommending to our board of directors the compensation of our chief executive officer and determining the compensation of our other executive officers. Members of the committee are appointed by the board of directors. Currently, the committee consists of two members of the board of directors, Messrs. Carolan and Chiu. Our board of directors determined that each member of our compensation committee was and remains an outside director for purposes of Section 162(m), a nonemployee director for purposes of Rule 16b-3 under the Exchange Act and an independent director as that term is defined under the Financial Industry Regulatory Authority (“FINRA”) rules.
The compensation committee operates under a written charter adopted by the board of directors, which establishes the duties and authority of the compensation committee. Copies of our compensation committee charter are available on our website at http://investor.telenav.com/governance.cfm.
The fundamental responsibilities of our compensation committee are:

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to provide oversight of our compensation policies, plans and benefit programs including reviewing and making recommendations to our board of directors regarding compensation plans, as well as general compensation goals and guidelines for our executive officers and the board of directors;

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to review and determine all compensation arrangements for our executive officers (including our chief executive officer) and to allocate total compensation among the various components of executive pay;

•	to review and approve all equity compensation awards to our executive officers (including our chief executive officer); and

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to oversee and direct our equity compensation plans, including the 1999 Stock Option Plan, the 2002 Executive Stock Option Plan, the 2009 Equity Incentive Plan and the 2011 Stock Option and Grant Plan, as applicable to all of our employees.

The compensation committee has the authority to engage the services of outside consultants, and it retained Compensia, Inc. (“Compensia”), an independent compensation consulting firm with substantial experience in the technology sector, as its compensation consultant in August 2012 to advise the compensation committee in matters related to executive and director compensation for fiscal and calendar 2013. Historically, we have set and paid compensation to our executive officers on a calendar rather than fiscal year basis.
In determining each executive officer’s compensation, our compensation committee reviews our corporate financial performance and financial condition and assesses the performance of the individual executive officers. The evaluation of individual performance is done by the compensation committee, in the case of the chief executive officer, and by the chief executive officer, in the case of other executives. The chief executive officer meets with the compensation committee to discuss executive compensation matters and to make recommendations to the compensation committee with respect to other executives. The compensation committee may modify individual compensation components for executives other than the chief executive officer after reviewing the chief executive officer’s recommendations. The committee is not bound to and does not always accept the chief executive officer’s recommendations. The compensation committee also reviews the chief executive officer’s performance and confers with the full board of directors (excluding the chief executive officer). The compensation committee then makes all final compensation decisions for executive officers and approves any equity incentive awards for all of our executive officers. In addition, it is the committee’s practice to consult with the independent members of the board of directors prior to making material changes to our compensation policies.
Although we historically have made many compensation decisions in the first quarter of the calendar year, the compensation evaluation process is ongoing. In fiscal 2013 and fiscal 2014, we have moved our entire compensation evaluation process to the first quarter of our fiscal year and have adopted fiscal year bonus plans. Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and rewards are performed annually or more often as needed. The compensation committee has the discretion to (i) increase, reduce or eliminate an executive officer’s bonus award and/or (ii) increase an executive officer’s base salary in connection with a promotion or increased responsibilities during the year in the event that it determines that circumstances warrant. With regard to the bonus plan, the compensation committee may in its sole discretion determine the amount of any reduction on the basis of such factors as it deems relevant. In addition, pursuant to the compensation committee charter, the compensation committee is authorized to take steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and corporate performance. There are no limits on the amounts of such modification. Base salaries may be decreased with the agreement of the executive officer.
Third Party Analysis of Compensation. In August 2012, our compensation committee engaged Compensia to evaluate our current levels and types of compensation for executive officers and to recommend appropriate changes. Among other activities, Compensia:

•	assisted us in identifying a group of peer companies for purposes of benchmarking our levels of compensation;

•	gathered and analyzed compensation data from those peer companies as well as from other available compensation surveys; and

•	assisted us in structuring awards as part of the equity incentive element of our compensation program, including assisting us in establishing appropriate amounts for equity incentive awards.
As part of the annual executive compensation assessment, Compensia reviewed companies comparable to us with respect to revenue, headcount, capitalization, state of development, and/or industry or technological focus. Compensia reviewed our existing compensation peer group and revised the list based on certain financial and industry characteristics to better align with our current size and growth. For purposes of our fiscal 2013 compensation decisions, the benchmark publicly traded companies considered by our compensation committee and Compensia, as our 2013 peer companies, were as follows:

• 8x8	• inContact
• Broadsoft	• Iridium Communications
• CalAmp	• Keynote Systems
• Cogent Communications	• KVH Systems
• Digi International	• Limelight Networks
• DigitalGlobe	• MRV Communications
• EasyLink Services	• Neutral Tandem
• GeoEye	• SureWest Communications
• Globecomm Systems	• Telecommunications Systems
• Harmonic
Compensia’s review concluded, and our compensation committee concurred, that our historic compensation practices placed us within the market range of the comparable companies but below median in all categories other than long term equity compensation. In particular, Compensia and our compensation committee concluded that:

•	Our base salary levels placed us at approximately the 40th percentile of our peer companies;

•	Our aggregate cash incentive compensation was in a range approximating the 50th percentile of our peer companies except for our CEO and CFO, which approximated closer to the 25th percentile;

•	Our equity incentive awards from the prior year placed us approximately at the 60th percentile of our peer companies; and

•	Our overall compensation levels consider not only the peer company compensation levels but also reflect the unique job scope performed by many of the executives.
The compensation committee concluded that the calendar 2012 base salaries plus bonus potential would enable our executive officers’ aggregate base salary and bonus in calendar 2012 to fall approximately within the 25th percentile of the fiscal 2013 peer companies.

In preparation for our upcoming compensation assessment we have asked Compensia to review and, as appropriate, update our peer companies for fiscal 2014. Compensia utilized our previously approved companies and made revisions to further refine our peer group to match our size, organization complexity, growth, as well as align our interests with more carrier-focus companies. Primary factors considered in revising the current peer list were company type, business focus, revenue and growth, market capitalization, and location.
For purposes of our fiscal 2014 compensation decisions, the benchmark publicly traded companies to be considered by our compensation committee and Compensia, as our fiscal 2014 peer companies, will be as follows:

• 8x8	• KVH Systems
• Broadsoft	• Limelight Networks
• CalAmp	• Live Person
• Digi International	• LogMeIn
• Globecomm Systems	• Market TO
• Harmonic	• Milennial Media Synacor
• inContact	• MRV Communications
• iPass	• Neutral Tandem
• Iridium	• Telecommunications Systems
• Keynote Systems
In addition to reviewing our compensation practices relative to previous comparable 2013 peer companies, our compensation committee gave substantial consideration to the incentive value, both as a performance incentive and a retention incentive, of current cash and equity incentive programs for our executive officers. Our historic cash incentive programs have consisted exclusively of bonuses approved pursuant to annual plans, such as our Short Term Incentive Bonus Plan, from time to time based on financial performance or other metrics the compensation committee determined relevant. For our executive officers, these bonus targets generally totaled approximately 60% of base salary, other than for Dr. Jin, whose bonus target is now 100% of base salary. Historically, we have adopted Short Term Incentive Bonus Plans that covered the calendar year, rather than our fiscal year. Commencing July 1, 2013, our compensation committee adopted cash incentive plans that will run the length of our fiscal year. In order to facilitate the transition, we adopted a six month Short Term Incentive Program that ran from January 1, 2013 to June 30, 2013. The compensation committee intends to continue to evaluate the compensation levels and anticipates that it may approve increases in compensation. The market for executive talent in technology companies is very competitive, particularly in Silicon Valley, where we have historically looked to hire a substantial number of our executive officers and key employees.
Employment Agreements. In September 2009, our compensation committee received a report from Compensia regarding our employment agreements versus the initial comparable companies, which are described above under the caption “Executive Compensation—Compensation Discussion and Analysis—Third Party Analysis of Compensation.” In September and October 2009, the compensation committee discussed and approved our entering into employment agreements with each of our executive officers providing for benefits payable in the event the executive officer is involuntarily terminated other than for Cause or resigns for Good Reason within a two month period before or a 12 month period after a Change of Control (as such terms are described in the section entitled “Executive Compensation—Potential Payments Upon Termination or Change of Control”). From time to time, our board of directors may consider the possibility of an acquisition of us by other companies or other change of control transactions. We recognize that such consideration can be a distraction to our executive officers and could cause them to consider alternative employment opportunities. Our compensation committee believes that providing severance and change of control benefits to our executive officers is imperative to ensure their continued dedication and objectivity, notwithstanding the possibility of a change of control, to provide them with an incentive to continue employment and motivate them to maximize stockholder value in the event of a change of control, and to provide them with enhanced financial security. Under the agreements approved by our compensation committee, each of our executive officers will be entitled to receive, if his employment is terminated in the circumstances described, not more than two months prior to or more than 12 months after a Change of Control, the following benefits: (i) cash severance equal to 12 months of base salary (with the exception of Dr. Jin, who is entitled to receive 18 months of base salary); (ii) bonus payment equal to his target bonus as in effect for the fiscal year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee); (iii) continued coverage under our benefit plans for 12 months (or 18 months with respect to Dr. Jin); and (iv) accelerated vesting of 100% of any then unvested equity incentive awards. Our then existing employment agreements with Messrs. Hillberg and Wahla were also amended and restated to provide for the benefits set forth above.
In the absence of a Change of Control, under the employment agreements, if we terminate an executive officer’s employment other than for Cause, death or disability two months prior or 12 months after a Change of Control, then such executive officer will be entitled to receive: (i) a lump sum severance payment in an amount equal to six months of base salary (or 12 months with respect to Dr. Jin); (ii) a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee); and (iii) continued coverage under our benefit plans for six months (or 12 months with respect to Dr. Jin).
See the section entitled “Executive Compensation—Employment Agreements” or “Executive Compensation—Potential Payments Upon Termination or Change of Control” for a further description of agreements with and the tables setting forth the potential payments to be made to each named executive officer and definitions of key terms under these agreements.
Components of Executive Compensation. Our executive compensation program consists of the following components: base salary; short term incentive (“STI”) compensation, consisting of cash bonuses; and long term equity-based incentive awards. We believe that each individual component is useful in achieving one or more of the objectives of our program. Together, we believe these components have been effective in achieving our overall objectives.

•	Base salary is utilized to retain employees, reflect differences in job scope and compensate for significant responsibilities.

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Cash bonuses are utilized to encourage executives to deliver on short term corporate financial and operating goals and individual objectives, and to ensure that a meaningful portion of compensation is based upon short term performance in accordance with our performance-based pay philosophy.

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Equity awards are utilized to balance executives’ short term thinking with a longer term perspective, reward for innovation, provide alignment with stockholder interests and attract and retain key talent.

Our executives’ total compensation may vary from year to year based on our financial results and individual performance.
Weighting of Compensation Components. We do not use predefined ratios in determining the allocation of compensation between base salary, bonus and equity components. Rather, we set each executive’s total compensation based on market conditions, geographic considerations, competitive market data and other factors. Our compensation policies related to executive compensation apply equally to all of our executive officers including our named executive officers. Differences in compensation levels among our executives generally reflect differing skill sets, experience, responsibilities and relative contributions.
The specifics of each compensation element were as follows:
Base Salary. We pay an annual base salary to each of our executives in order to provide them with a fixed rate of cash compensation during the year. Historically, we paid base salaries that we believe are below the market median for officers performing comparable jobs at comparable public companies. Based on a compensation survey that we obtained from informal reviews of compensation information gained through marketplace contacts (prior to the compensation review described under the “Executive Compensation—Compensation Discussion and Analysis—Third Party Analysis of Compensation” above), we believe base salary ranges for our named executive officers during fiscal 2013 were within the middle of the range for private companies and at the low end of the range for public companies. We analyzed the annual base salaries of executive officers in the information technology industry of companies predominantly headquartered in California with up to $200 million in annual revenue.
Each year, the compensation committee (or prior to the establishment of the compensation committee, our board of directors) has considered executive compensation as part of its performance review process. We did not apply specific formulas to determine increases to the base salaries of our named executive officers, including the chief executive officer. The compensation committee increased the base salaries of any of our executive officers for fiscal 2013 based on the recommendations of the chief executive officer and the compensation committee’s or the board of directors’, as the case may be, view of relative performance or where an executive officer’s job responsibilities changed significantly. Effective October 1, 2012, base salaries for the executive officers were as follows: Dr. HP Jin, president and chief executive officer, $350,000 per calendar year; Michael Strambi, chief financial officer and treasurer, $270,000 per calendar year; Salman Dhanani, co-general manager automotive business and vice president strategic partnerships, $240,000 per calendar year; Loren Hillberg, general counsel and general manager carrier business, $270,000 per calendar year; Dariusz Paczuski, general manager consumer business and vice president corporate marketing, $255,000 per calendar year, and Hassan Wahla, co-general manager automotive business and vice president business development, $255,000 per calendar year.
Bonus Plan. One of our compensation objectives is to have each executive officer’s compensation tied to performance. To this end, in September 2009, we established a formal bonus plan (the “Bonus Plan”) that provides for performance-based cash incentive opportunities for our employees, including each of our executive officers. Under the Bonus Plan, the compensation committee determines the performance goals applicable to any award which goals may include, without limitation, total revenue, revenue from specific product lines, subscriber metrics, cash flow; customer satisfaction, earnings; earnings per share; earnings before interest and taxes; adjusted earnings before interest, taxes, depreciation, amortization, and stock compensation (“adjusted EBITDA”), operating profit; operating efficiency; gross or operating margin and individual objectives. These objectives may change from year to year as we continue to evolve and different priorities are established, but shall be subject to the review and approval of the compensation committee. The compensation committee may select the performance goals based on GAAP or Non-GAAP results and any actual results may be adjusted by the compensation committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors the compensation committee determines relevant, and may be on an individual, divisional, business unit or company wide basis. The performance goals may differ from participant to participant and from award to award. Our compensation committee will approve the bonus award for our chief executive officer. For all other executive officers, our compensation committee will approve the bonus award with input from our chief executive officer.
Under the Bonus Plan, at the beginning of each calendar year or performance period, the compensation committee or its delegate will set the performance metrics or targets and bonus pool under the plan and will also determine the target bonus amounts which may be awarded under the plan for all of our employees including our executive officers.
Our compensation committee maintains sole discretion to provide for cash incentive awards under the Bonus Plan in excess of the target base salary percentages if we exceed the established financial performance targets. In addition, the committee has discretion to reduce or eliminate the cash incentive awards regardless of performance. We do not currently have any policy regarding the adjustment or recovery of awards or payments if the relevant performance measures are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Awards will be reduced if we do not achieve the targets under the plan. The compensation committee may, however, approve payments of bonuses outside the plan regardless of whether performance targets have been achieved.
Until July 1, 2013, we established cash bonus compensation targets for our executive officers on a calendar rather than fiscal year basis, and as a result, a certain calendar year bonus plan would have been in effect during the first part of the fiscal year and another calendar year bonus plan would have been in effect during the remaining portion of such fiscal year. For example, during fiscal 2013, we had in effect the 2012 Short Term Incentive Bonus Plan for the six months ended December 31, 2012 and the Short Term Incentive Bonus Plan for the six months ended June 30, 2013, (the “STI Bonus Plans”) each of which is a subplan of the Bonus Plan. The purpose of our STI Bonus Plans is to reward selected managers, director level and executive officers for the successful achievement of certain individual and corporate performance goals. Effective July 1, 2013, we switched to a fiscal year bonus structure.
The actual bonuses paid or payable under the STI Bonus Plans, if any, are based on our achievement of certain corporate performance goals. For calendar 2012, corporate performance was determined by six Key Performance Indicators (“KPIs”). These KPIs related to the increase in number of unique users, increase in customer visit frequency, operating efficiency and execution, strategic growth areas, and revenue. A higher weighting was given to the achievement of revenue targets. For the six months ended June 30, 2013, corporate performance was determined by two KPIs. These KPIs related to total revenue and adjusted EBITDA. The amount of each individual officer’s target bonus has been set at a specified dollar amount. Actual bonuses paid are based on the computation of point values achieved on corporate KPIs and may exceed the target bonuses depending on achievement of corporate KPIs. For calendar year 2012 and the six months ended June 30, 2013, the target bonuses for all of our executive officers were based entirely (100%) on the achievement of our corporate KPIs.
In establishing our target bonuses for calendar 2012 and the six months ended June 30, 2013, the compensation committee considered management’s historic performance relative to prior operating plans as well as the committee’s view of the prospects for our business in fiscal 2013, fiscal 2014, and beyond. The compensation committee believed that the targets identified were attainable while requiring substantial time and attention from management to ensure continued growth of our business. In order to increase our revenue, our chief executive officer and our business development and marketing executives need to continue the existing efforts necessary to sustain the growth initiatives that the Company has undertaken in automobile navigation, mobile advertising and premium mobile revenue and drive growth through new and existing sales channels to sell and support our services and products, particularly as we seek to expand into international markets. Our product and engineering executives need to identify and establish market opportunities to expand the number of users with access to our products and increase the usage by those users, and continue to drive innovation in connection with our products to permit us to offer features and services that are highly desirable to consumers. Our financial and operating executives need to maintain tight controls over our operating expenses while concurrently investing in our infrastructure to improve the quality of our services and in developing and deploying new services and products to increase our revenue.
We utilize GAAP and non-GAAP operating measures internally to evaluate elements of our operating performance, and in some instances exclude certain revenue, costs, gains, losses and other charges that are considered by management to be outside of the core operating results that are being measured for performance. Our operating plan is an internal, non-public financial plan approved by our board of directors at the beginning of the fiscal year and is reviewed with our board of directors at each board meeting, as well as compared against actual results on a monthly basis.
Our compensation committee creates KPIs based in part upon our operating plan and other operating metrics. The KPIs which are derived in part from the operating plan are based on management’s evaluation of, among other things, growth opportunities, customer feedback and demand projections, historical revenue and trends, and industry and economic environment. The KPIs provide for opportunities to over perform our underlying operating plan, which management views as aggressive but not unattainable. Because the operating plan represents a proposed annual business plan, disclosure of our KPIs which are derived from our operating plan would be competitively harmful and confusing to investors. We do not disclose the specific revenue or adjusted EBITDA targets that must be achieved for payment of bonuses under the STI Bonus Plans because we believe it would result in competitive harm and therefore we believe it may be omitted pursuant to Instruction 4 to Item 402(b) of Regulation S-K.
Assuming corporate performance goals are met, the actual bonus to be paid to each executive officer will be as determined by the compensation committee, which evaluates and determines if the corporate performance goals were met and the computed percentage of the target bonus to be paid. Based on such performance, each executive officer may receive up to 100% or more (but not to exceed 150%) of his portion of the total bonus if the corporate performance goals are achieved. If corporate performance goals are not met, the portion of the total bonus such executive officer would otherwise be entitled to receive may be reduced. Upon the achievement of KPIs or at the discretion of our compensation committee, the actual payout may exceed 100% (but may not exceed 150%) of an executive officer’s total target bonus. Our chief executive officer also has the discretion, subject to the approval of the compensation committee, to increase or decrease, up to 15%, the actual bonus paid to an executive officer. He may decrease his own bonus payout by up to 15% but is not authorized to increase the actual bonus paid to him. In addition, we have paid a nonrecoupable portion of the target bonus to executive officers, in the third quarter of each calendar year, which amount has not exceeded 30% of the target bonus. We anticipate that for fiscal 2014 this practice of paying a nonrecoupable portion of the target bonus to executive officers will continue in the third fiscal quarter. Such nonrecoupable portion of the target bonus is only paid after determining that the amount of the payments would not exceed the amount of bonus that would be expected to be paid for the year based on the KPIs achieved.
Long Term Incentives. We grant equity-based incentives to employees, including our executive officers, in order to create a corporate culture that aligns employee interests with stockholder interests. Our long term equity compensation program consists of stock options issued under our 2002 Executive Stock Option Plan and 2009 Equity Incentive Plan, as well as RSUs issued under our 2009 Equity Incentive Plan. We also grant equity incentives to persons not employed by us prior to October 10, 2012 under our Amended and Restated 2011 Stock Option Plan (the “2011 Plan”). None of our executive officers received grants under our 2011 Plan in fiscal 2013. Our compensation committee grants equity incentives to our executive officers to enable them to participate in any long term appreciation in our stockholder value. Additionally, these equity incentives provide a means of enhancing the retention of our executive officers since the options typically vest over a period of four years and the RSUs vest over a period of one to four years.
Generally, we have granted options following an executive officer’s start date. The initial option grant to each executive officer was principally based on the prevailing range of our other executives with consideration given to the nature of the job and the individual’s experience, as well as the current market conditions relating to equity ownership of officers in similar positions at similarly situated companies. With the exception of certain of our founders, we believe our executive officers’ ownership as a percentage of total common shares outstanding is at or above median compared to both public and private companies of our size.
In fiscal 2013, as a result of market factors, we changed our approach to employee equity compensation and began to grant primarily RSUs to employees, including our executive officers. We began to grant RSUs in order to ensure that the recipient receives value for the shares regardless of fluctuations in our stock price, to similarly align the recipient’s interests with those of our stockholders, and to be competitive with market practices in the Silicon Valley.
Our compensation committee does not have any specific policy regarding the timing of equity awards and equity awards have not historically been granted regularly or automatically to our executive officers on an annual basis. Our chief executive officer and chief financial officer have historically proposed an aggregate pool of shares to be allocated among participating officers and employees worldwide and approved, with respect to each individual equity award grant, by the compensation committee or the board of directors, as the case may be. In setting the size of the proposed aggregate equity award pool, the chief executive officer and the chief financial officer take into consideration the impact of the size of the pool on share dilution, employee motivation, employee retention, expected hiring and accounting charges. The pool has not historically included an allocation for the chief executive officer. The proposals have included a division of the award pool based on a grant matrix established by employee class. The board of directors or compensation committee, as the case may be, has reviewed and discussed the award pool and approves the final grants, if any, for each individual executive officer. If a proposed grant differs materially from the grant matrix, either our chief executive officer or our chief financial officer would provide the compensation committee or the board of directors, as the case may be, with an explanation or justification for such proposal. The board of directors, without Dr. Jin participating, or compensation committee, as the case may be, also determined the size of the option grant, if any, to be granted to Dr. Jin, our chief executive officer.
It has been our practice to grant additional equity awards to employees, including our executive officers, when an individual has become substantially vested and the board of directors or compensation committee believe additional unvested equity incentives are appropriate as a retention incentive. In making its determination concerning additional option grants to our executive officers, the board of directors or compensation committee, as the case may be, has also considered, among other factors, individual performance and the size and terms of the individual’s outstanding equity grants.
In determining equity incentive awards for our executive officers, the compensation committee reviewed Compensia’s analysis of equity compensation practices within the initial comparable companies (as described above under the caption “Executive Compensation—Compensation Discussion and Analysis—Third

Party Analysis of Compensation”), the current unvested equity position of each of our executive officers, and the current value of outstanding equity awards held by our officers.
In the course of making its September 2012 determinations, the compensation committee consulted with Dr. Jin, our chief executive officer, to obtain his input and suggestions concerning proposed compensation adjustments for executive officers reporting to Dr. Jin. The committee also discussed with Dr. Jin proposals relating to Dr. Jin’s compensation, but Dr. Jin did not participate in any deliberations concerning his compensation.
In September 2012, our compensation committee approved the following one-time grants of RSUs:

Name	Shares(1)
Michael Strambi	50,000
Salman Dhanani	60,000
Dariusz Paczuski	70,000
Hassan Wahla	60,000

(1)	1/4th of the shares will vest on each anniversary of the date of grant, subject to the recipient’s continuous status as a service provider.
In September 2012, we entered into a retention agreement with Mr. Hillberg, pursuant to which we agreed to pay Mr. Hillberg a $1.3 million retention bonus. Mr. Hillberg’s retention bonus was in lieu of granting him an RSU during fiscal 2013. In the event that Mr. Hillberg terminates his employment with us prior to the fourth anniversary of the date of the retention agreement, Mr. Hillberg would be required to repay a portion of the retention bonus, which declines as to 25% of the retention bonus per year – thus mirroring the economic benefits of an RSU. Mr. Hillberg would not be required to repay the retention bonus under certain conditions described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.” In addition, we granted Mr. Hillberg an option to purchase 70,000 shares of our common stock which began vesting on October 31, 2012 (the vesting commencement date) and vest as to three-fourths of the shares subject to the option on the third anniversary of the vesting commencement date and as to one-twelfth of the remaining shares each month thereafter on the same day of the month as the vesting commencement date.
In December 2012, our compensation committee granted Dr. Jin an option to purchase 300,000 shares of our common stock to reinforce his long term interest in our overall performance. The option will vest as to 150,000 shares when our market capitalization equals or exceeds $500 million for 30 consecutive trading days (the “First Milestone”). The option will vest as to the remaining 150,000 shares when our market capitalization equals or exceeds $750 million for 30 consecutive trading days (the “Second Milestone”). In the event that the Second Milestone occurs simultaneously with the First Milestone, all 300,000 shares would vest upon the occurrence of the Second Milestone. The option is subject to acceleration of vesting as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.” If no shares have vested under this award by June 30, 2017, this award will terminate unless a change of control has occurred not more than one year prior to June 30, 2017.
Benefits. Our executives participate in our standard benefit plans, which are offered to all full time U.S.-based employees and include our 401(k) plan. We maintain a 401(k) retirement plan which is intended to be a tax qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate in the 401(k) plan as of the first day of the first full calendar month following the start of their employment. The 401(k) plan provides a salary deferral program pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $17,500 in 2013 and contribute the withheld amount to the 401(k) plan. Participants over age 50 may elect to make additional elective deferral contributions, or catch-up contributions, in the statutorily prescribed limit equal to $5,500 in 2013. We may, in our sole discretion, make discretionary profit sharing and/or matching contributions to the 401(k) plan on behalf of our employees who are eligible to participate in the 401(k) plan. To date, we have not made any profit sharing contributions but, beginning in July 2006, we began matching employee contributions to the 401(k) plan with up to 4% of an employee’s salary, subject to certain vesting conditions and Internal Revenue Code limitations.
Our executives have the opportunity to participate in our health and welfare benefit programs which include a medical program, a dental program, a vision program, life insurance, disability insurance, and flexible spending accounts. These benefits are the same as those offered to all other full time U.S.-based employees. Through our benefit programs, each of our named executive officers received group term life insurance equivalent to 100% of his annual base salary. See the “All Other Compensation” column of the summary compensation table in this section.
Stock Ownership Guidelines. We do not currently have stock ownership guidelines.
Accounting and Tax Considerations. Section 162(m) limits the amount of compensation paid to our chief executive officer and to each of our most highly compensated officers that may be deducted by us for federal income tax purposes in any fiscal year to $1,000,000. Performance-based compensation that has been approved by our stockholders is not subject to the $1,000,000 deduction limit. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.
Compensation Committee Report
The compensation committee oversees our compensation policies, plans and benefit programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Shawn Carolan (Chairman)
Hon Jane (Jason) Chiu

Fiscal 2013 Summary Compensation Table
The following table provides information regarding the compensation of our principal executive officer, principal financial officer, each of our three other most highly compensated persons serving as executive officers as of June 30, 2013. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary	Bonus	RSU Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Dr. HP Jin President, Chief Executive Officer	2013 2012 2011	$ 329,583 280,000 256,666	$ — — —	$ — — —	$ 1,216,500 — 752,200	$ 344,050 205,800 80,300	$ 10,675 11,559 12,990(4)	$ 1,900,808 497,359 1,102,156
Michael Strambi Chief Financial Officer	2013 2012 2011	265,000 210,820(5) —	— — —	305,000 137,800 —	— 326,460 —	160,316 65,578(5) —	12,773(4) 11,173(4) —	743,089 751,831 —
Loren Hillberg General Counsel and General Manager Carrier Business	2013 2012 2011	257,500 — —	1,300,000(6) — —	— — —	289,926 — —	189,825 — —	14,872 — —	2,052,123 — —
Dariusz Paczuski General Manager Consumer Business and VP Corporate Marketing	2013 2012 2011	247,500 225,000 209,959	— — —	427,000 — —	— 192,255 353,536	169,088 139,656(7) —	8,685(4) 14,681(4) 195,145(8)	852,272 571,592 758,640
Hassan Wahla Co-General Manager Automotive Business and VP Business Development	2013 2012 2011	246,250 223,032 206,666	— — —	366,000 — —	— 115,353 300,880	181,388 114,950 47,630	11,413 12,297(4) 10,487	805,051 465,632 565,663

(1)
Amounts reflect the aggregate grant date fair value of RSUs and options awarded during the fiscal year computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures, and are not necessarily an indication of which named executive officers received the most gains from previously granted equity awards. The grant date fair value of each RSU award is measured based on the closing price of our common stock on the date of grant. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes-Merton option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 8 to the consolidated financial statements contained in our Annual Report.

(2)
The amounts in this column represent total performance-based bonuses earned pursuant to our 2012 Short Term Incentive Bonus Plan for the six months ended December 31, 2012 and our Short Term Incentive Bonus Plan for the six months ended June 30, 2013.

(3)	Amounts represent our 401(k) matching contribution and life insurance premiums paid by us.

(4)	Amounts represent our 401(k) matching contribution, life insurance premiums paid by us and reimbursement for health club membership fees.

(5)	Amounts represent compensation for full fiscal year including salary and performance-based bonus awards earned prior to serving as an executive officer.

(6)
Amount represents retention bonus payment subject to repayment in certain circumstances if Mr. Hillberg ceases to be our employee prior to the fourth anniversary of the Retention Bonus Agreement. See “Executive Compensation—Employment Agreements—Loren Hillberg” for further information regarding the repayment obligations.

(7)	Amount includes bonus for fiscal 2012 as well as a pro-rata bonus from fiscal 2011.

(8)	Amount represents our 401(k) matching contribution, life insurance premiums paid by us and a signing bonus and a one-time bonus paid by us per Mr. Paczuski’s 2010 offer letter.

Plan-Based Awards for Fiscal 2013
The following table provides information regarding grants of all awards to each of our named executive officers during fiscal 2013.

Name	Grant Date	Payouts Under Non-Equity Incentive Plan Awards Target(1)	All Other Option Awards: Number of Securities Underlying Options	All Other Equity Awards RSUs(2)	Exercise or Base Price of Option Awards (per share)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Dr. HP Jin	—	$472,500	—	—	$ —	$ —
	12/04/12	—	300,000	—	8.10	1,216,500
Michael Strambi	—	164,083	—	—	—	—
	9/13/12	—	—	50,000	—	305,000
Loren Hillberg	—	220,500	—	—	—	—
	10/31/12	—	70,000	—	7.05	289,926
Dariusz Paczuski	—	175,875	—	—	—	—
	9/13/12	—	—	70,000	—	427,000
Hassan Wahla	—	213,750	—	—	—	—
	9/13/12	—	—	60,000	—	366,000

(1)
Represents target awards under the 2012 Short Term Incentive Bonus Plan for calendar year 2012 and our Short Term Incentive Bonus Plan for the six months ended June 30, 2013 as further described in the section titled “Executive Compensation—Compensation Discussion and Analysis.” The target award is calculated on a specified percentage of the base salary, and such awards were approved by our compensation committee on January 24, 2012 with respect to the 2012 Short Term Incentive Bonus Plan and March 25, 2013 with respect to our Short Term Incentive Bonus Plan for the six months ended June 30, 2013. For more information regarding the amounts paid to our executive officers under our STI Bonus Plans see the section titled “Executive Compensation—Fiscal 2013 Summary Compensation Table.”

(2)	Represents RSUs granted under our 2009 Equity Incentive Plan on the date set forth in this table.

(3)	Based on the fair market value per share of our common stock as of the date of grant.

(4)
Represents grant date value computed in accordance with FASB ASC 718. The grant date fair value of each RSU award is measured based on the closing price of our common stock on the date of grant. See Note 8 to the consolidated financial statements contained in our Annual Report for the assumptions used to determine the option values.

Outstanding Equity Awards at June 30, 2013
The following table presents certain information concerning outstanding equity awards held by each of our named executive officers at June 30, 2013.

		Option Awards(1)			RSU Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested	Market Value of Shares or Units That Have Not Vested
Dr. HP Jin	689,146	—(3)	$0.72	3/14/2016	—	$ —
	119,792	5,208(4)	6.12	8/18/2019	—	—
	161,458	88,542(5)	6.55	11/2/2020	—	—
	—	300,000(6)	8.10	12/4/2022	—	—
Michael Strambi	7,439	6,510(7)	5.14	8/3/2020	—	—
	37,500	112,500(8)	6.89	5/1/2022	—	—
	—	—	—	—	15,000(9)	78,450
	—	—	—	—	50,000(10)	261,500
Loren Hillberg	7,335	—(11)	4.20	5/21/2019	—	—
	38,897	30,103(5)	6.55	11/2/2020	—	—
	10,625	19,375(12)	7.43	1/31/2022	—	—
	—	70,000(13)	7.05	10/31/2022	—	—
Dariusz Paczuski	26,667	21,666(7)	5.14	8/3/2020	—	—
	17,708	32,292(14)	7.43	1/31/2022	—	—
	—	—	—	—	10,666(15)	55,783
	—	—	—	—	70,000(10)	366,100
Hassan Wahla	364	—(16)	1.32	8/29/2017	—	—
	1,093	—(17)	2.04	3/12/2018	—	—
	3,819	—(18)	4.20	5/21/2019	—	—
	47,395	2,604(4)	6.12	8/18/2019	—	—
	64,583	35,417(5)	6.55	11/2/2020	—	—
	10,625	19,375(14)	7.43	1/31/2022	—	—
	—	—	—	—	60,000(10)	313,800

(1)	Unless otherwise noted, all stock options listed in this Outstanding Equity Awards table were granted under our 2009 Equity Incentive Plan.

(2)
The market value of unvested RSUs is calculated by multiplying the number of unvested RSUs by the closing price of our common stock on June 28, 2013 (the last trading day in fiscal 2013), which was $5.23.

(3)
This option was granted under our 1999 Stock Option Plan and all shares of common stock subject to this stock option were fully vested as of the closing of our initial public offering, which was May 18, 2010.

(4)
This option was granted under our 1999 Stock Option Plan. The shares subject to this stock option began vesting on August 18, 2009 (vesting commencement date) and vest as to 1/4th of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/36th of the remaining shares each month thereafter on the same day of the month as the vesting commencement date.

(5)
The shares subject to this stock option began vesting on November 2, 2010 (vesting commencement date) and vest as to 1/4th of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/36th of the remaining shares each month thereafter on the same day of the month as the vesting commencement date.

(6)
The shares subject to this stock option vest as to 1/2 of the shares subject to the option when our market capitalization equals or exceeds $500 million for 30 consecutive trading days and as to the remaining shares when our market capitalization equals or exceeds $750 million for 30 consecutive trading days. For a further description of this option, see “Executive Compensation—Compensation Discussion and Analysis.”

(7)
The shares subject to this stock option began vesting on August 3, 2010 (vesting commencement date) and vest as to 1/4th of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/36th of the remaining shares each month thereafter on the same day of the month as the vesting commencement date.

(8)
The shares subject to this option began vesting on June 16, 2012 (vesting commencement date) and vest as to 1/48th of the shares subject to the option monthly on the same day of the month as the vesting commencement date.

(9)	These RSUs began vesting on May 1, 2012 and vest quarterly as to 1,250 shares per quarter.

(10)	These RSUs began vesting on September 13, 2012 and vest annually as to 1/4th of the shares per year.

(11)	This option was granted under our 1999 Stock Option Plan and all shares of common stock subject to this stock option were fully vested as of April 16, 2013.

(12)
The shares subject to this option began vesting on January 31, 2012 (vesting commencement date) and vest as to 1/48th of the shares subject to the option monthly on the same day of the month as the vesting commencement date.

(13)
The shares subject to this stock option began vesting on October 31, 2012 (vesting commencement date) and vest as to 3/4th of the shares subject to the option on the third anniversary of the vesting commencement date and as to 1/12th of the remaining shares each month thereafter on the same day of the month as the vesting commencement date.

(14)
The shares subject to this stock option began vesting on January 31, 2012 (vesting commencement date) and vest as to 1/4th of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/36th of the remaining shares each month thereafter on the same day of the month as the vesting commencement date.

(15)	These RSUs began vesting on July 19, 2010 and vest annually as to 1/3rd of the shares per year.

(16)	This option was granted under our 1999 Stock Option Plan and all shares of common stock subject to this stock option were fully vested as of August 29, 2011.

(17)	This option was granted under our 1999 Stock Option Plan and all shares of common stock subject to this stock option were fully vested as of March 12, 2012.

(18)	All shares of common stock subject to this option were fully vested as of May 21, 2013.
Option Exercises and Stock Vested During Fiscal 2013
The following table presents certain information regarding options exercised by our named executive officers in fiscal 2013. The value realized upon exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options. The value realized from vested RSUs is calculated by multiplying the amount of shares vested by the market price of our common stock on the date the shares are released.

Name	Number of Shares Acquired on Exercise	RSUs Vested	Value Realized on Exercise or Vesting
Dr. HP Jin	25,000	—	$180,563
Michael Strambi	17,298	—	45,305
	—	5,000	32,649
Loren Hillberg	27,122	—	99,534
Dariusz Paczuski	31,667	—	70,446
	—	10,667	62,722
Hassan Wahla	—	—	—
Pension Benefits & Nonqualified Deferred Compensation
We do not provide a pension plan for our employees and no named executive officers participated in a nonqualified deferred compensation plan during fiscal 2013.
Employment Agreements
We currently have employment agreements or change of control agreements with each of our executive officers. The employment agreements with our executive officers provide for at will employment, base salary, term of the agreement, eligibility to participate in any of our bonus plans or programs, standard employee benefit plan participation and eligibility to receive stock option grants. The employment agreements contain certain severance and change of control benefits in favor of the executives.

Dr. HP Jin. In October 2009, we entered into an employment agreement with Dr. Jin. The agreement sets forth an initial annual base salary of $200,000, subject to review. He is eligible to participate in all of our bonus plans and programs and employee benefit plans. He is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that Dr. Jin is an at will employee and his employment may be terminated at any time by us or Dr. Jin. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Dr. Jin is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”
Michael W. Strambi. In March 2012, we entered into an employment agreement with Mr. Strambi. The agreement sets forth an initial annual base salary of $210,000, which increased in June 2012 to an annual base salary of $250,000, subject to review, upon Mr. Strambi becoming chief financial officer. Mr. Strambi is eligible to participate in all of our bonus plans and programs and employee benefit plans. Mr. Strambi is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Mr. Strambi. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Strambi is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”
Salman Dhanani. In October 2009, we entered into an employment agreement with Mr. Dhanani. The agreement sets forth an initial annual base salary of $180,000, subject to review. He is eligible to participate in all of our bonus plans and programs and employee benefit plans. Mr. Dhanani is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Mr. Dhanani. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Dhanani is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”
Loren Hillberg. In October 2009, we entered into an amended and restated employment agreement with Mr. Hillberg. The amended and restated agreement sets forth the initial annual base salary of $200,000, subject to review. He is also eligible to participate in all of our bonus plans and programs and employee benefit plans. Mr. Hillberg is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Mr. Hillberg. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Hillberg is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”
In September 2012, we entered in a retention agreement with Mr. Hillberg, pursuant to which we agreed to pay Mr. Hillberg a $1.3 million retention bonus, in lieu of granting Mr. Hillberg an RSU during fiscal 2013 (the “Retention Bonus”). In the event that Mr. Hillberg terminates his employment with us prior to the fourth anniversary of the date of the retention agreement, Mr. Hillberg would be required to repay a portion of the Retention Bonus. The repayment obligation lapses as to 25% on each anniversary of the date of retention agreement. Mr. Hillberg would not be required to repay the Retention Bonus under certain conditions described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”
Dariusz Paczuski. In June 2010, we entered into an employment offer letter and an employment agreement with Mr. Paczuski, which were replaced in July 2011with a new employment agreement with Mr. Paczuski. The agreement sets forth an initial annual salary of $225,000, subject to review. He is also eligible to participate in all of our bonus plans and programs and employee benefit plans. He is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Mr. Paczuski. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Paczuski is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”
Hassan Wahla. In October 2009, we entered into an amended and restated employment agreement with Mr. Wahla. The amended and restated agreement sets forth an initial annual salary of $180,000, subject to review. He is also eligible to participate in all of our bonus plans and programs and employee benefit plans. He is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Mr. Wahla. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Wahla is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”
Potential Payments Upon Termination or Change of Control
We have entered into employment agreements that require specific payments and benefits to be provided to our executive officers in the event of termination of employment. The description and table that follow describe the payments and benefits that may be owed by us to each of our executive officers upon the executive officer’s termination under certain circumstances.
Provided the employment agreement is not terminated earlier pursuant to its terms, in the event of a Change of Control (as defined below), the agreement provides for an automatic extension of the term of the agreement through the 18 month anniversary of such Change of Control with automatic one year renewals after the 18 month anniversary of the Change of Control unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal.
The employment agreements with each of our executive officers provide that, if we terminate the executive officer’s employment for Cause (as defined below), death or disability or if the executive officer terminates his employment other than for Good Reason (as defined below) upon or within a two month period before or a 12 month period after a Change of Control, we must pay the executive any base salary earned but not paid through the date of the executive officer’s termination, any earned but unpaid bonus and severance benefits in accordance with our policies then in effect, if any, and the vesting of all of the executive’s outstanding equity awards will cease on the date of the executive officer’s termination.
The employment agreements with each of our executive officers provide that, if we terminate the executive officer’s employment other than for Cause, death or disability, and the termination is not upon or within a two month period before or a 12 month period after a Change of Control, then such executive officer will receive a lump sum severance payment equivalent to a percentage of the executive’s base salary then in effect, a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee), and continued coverage under our benefit plans for a specified period of time.
The employment agreements with each of our executive officers provide that, if we terminate the executive officer’s employment other than for Cause, death or disability or if the executive officer terminates his employment for Good Reason, and the termination is upon or within a two month period before or a 12 month period after a Change of Control, then such executive officer will receive a lump sum severance payment equivalent to a percentage of the executive officer’s base salary then in effect, a lump sum bonus payment equal to his target bonus as in effect for the fiscal year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee), continued coverage under our benefit plans for a specified period of time and acceleration of 100% of the unvested equity awards held by such executive officer.
The employment agreements provide that the executive officers will not resign for Good Reason without first providing us with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice.
In order to receive the severance benefits described above, the executive officer is obligated to refrain from soliciting our employees to leave our company for a one year period, continue to observe and maintain the confidentiality of all confidential and proprietary information and provide us with an executed separation agreement and release of claims.
In the event any payment to one of our executive officers under his employment agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), such executive officer will be entitled to receive such payment as would entitle him to receive the greatest after tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax.
For the purpose of our employment agreements with our executive officers, “Change of Control” means the occurrence of any of the following:

(i)
the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with us), or Person, that becomes the owner, directly or indirectly, of our securities representing more than 50% of the total voting power represented by our then outstanding securities; provided, however, that for the purposes of this subsection (i), the acquisition of additional securities by any one Person, who is considered to own more than 50% of the total voting power of our securities shall not be considered a Change of Control;

(ii)
a change in the composition of our board of directors occurring within a 12 month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are our directors as of the effective date of the employment agreement with the executive officer or (B) are elected, or nominated for election, to our board of directors with the affirmative votes of a least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of our directors); or

(iii)
a change in the ownership of a substantial portion of our assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following shall not constitute a change in the ownership of a substantial portion of our assets: (1) a transfer to an entity that is controlled by our stockholders immediately after the transfer; or (2) a transfer of assets by us to: (A) a stockholder of ours (immediately before the asset transfer) in exchange for or with respect to our securities; (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us; (C) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all our outstanding stock; or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (C). For purposes of this subsection (iii), gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a transaction of ours that does not constitute a change of control event under Treasury Regulation 1.409A-3(i)(5)(v) or (vii) shall not be considered a Change of Control.
For the purposes of our employment agreements with our executive officers, “Cause” means:

(i)	any material act of personal dishonesty made by the executive officer in connection with the executive officer’s responsibilities as an employee;

(ii)	the executive officer’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude;

(iii)	the executive officer’s gross misconduct;

(iv)
the executive officer’s unauthorized use or disclosure of any of our proprietary information or trade secrets or of any other party to whom the executive officer owes an obligation of nondisclosure as a result of executive officer’s relationship with us;

(v)	the executive officer’s willful breach of any obligations under any written agreement or covenant with us; or

(vi)
the executive officer’s continued failure to perform his employment duties after the executive officer has received a written demand of performance from us which specifically sets forth the factual basis for our belief that the executive officer has not substantially performed his duties and has failed to cure such nonperformance to our satisfaction within 10 business days after receiving such notice.

For the purpose of our employment agreements with Messrs. Jin, Strambi and Hillberg, “Good Reason” means the occurrence of one or more of the following events without the executive officer’s express written consent:

(i)
the assignment to the executive officer of any duties, the reduction of the executive officer’s duties or the removal of the executive officer from his position and responsibilities, either of which must result in a material diminution of such executive officer’s authority, duties or responsibilities with us in effect immediately prior to such assignment, unless the executive officer is provided with a comparable position (i.e., the executive officer’s same position in the parent company of the combined entity);

(ii)
a material reduction in the executive officer’s base salary, unless the base salaries of all of our (and, if applicable, our successor’s) other similarly situated employees are also similarly reduced (for these purposes, a reduction of the executive officer’s base salary by 10% or more will be considered material, provided that a reduction of less than 10% may still be material based on the facts and circumstances relating to the reduction);

(iii)
a material change in the geographic location of the executive officer’s primary work facility or location; provided, however, that a relocation of less than 35 miles from the executive officer’s then present location will not be considered a material change in geographic location; or

(iv)	our failure to obtain assumption of the employment agreement by any successor.
For the purpose of our employment agreements with Messrs. Dhanani, Wahla, and Paczuski, “Good Reason” means the occurrence of one or more of the following events without the executive officer’s express written consent:

(i)
the assignment to the executive officer of any duties, the reduction of the executive officer’s duties or the removal of the executive officer from his position and responsibilities, either of which must result in a material diminution of the executive officer’s authority, duties, or responsibilities with us in effect immediately prior to such assignment, unless the executive officer is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status);

(ii)
a material reduction in the executive officer’s base salary, unless the base salaries of all of our (and, if applicable, our successor’s) other similarly situated employees are also similarly reduced (for these purposes, a reduction of the executive officer’s base salary by 10% or more will be considered material, provided that a reduction of less than 10% may still be material based on the facts and circumstances relating to the reduction);

(iii)	a material change in the geographic location of the executive officer’s primary work facility or location; provided, however, that a relocation of less than 35 miles from the executive officer’s then present location will not be considered a material change in geographic location; or

(iv)	our failure to obtain assumption of the employment agreement by any successor.
Severance Terms for Dr. Jin. In the event that Dr. Jin is terminated other than for Cause, death or disability, and the termination is not upon or within a two month period before or a 12 month period after a Change of Control, then, subject to certain conditions, Dr. Jin will be entitled to receive the following:

•	a lump sum severance payment equal to 12 months of his base salary in effect immediately prior to his termination;

•
a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee); and

•	coverage for a period of up to 12 months for himself and his eligible dependents under our medical, dental and vision benefit plans.
In the event that Dr. Jin is terminated other than for Cause, death or disability, or if he terminates his employment for Good Reason, and the termination is within a two month period before or a 12 month period after a Change of Control, then, subject to certain conditions, Dr. Jin will be entitled to receive the following:

•	a lump sum severance payment equal to 18 months of his base salary in effect immediately prior to his termination;

•
a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee);

•	coverage for a period of up to 18 months for himself and his eligible dependents under our medical, dental and vision benefit plans; and

•
all unvested equity awards will immediately vest and become exercisable in full. The awards will remain exercisable, to the extent applicable, following the termination for the period prescribed in the respective stock plan and agreement for each award.

In order to receive the severance benefits described above upon a termination of Dr. Jin’s employment, Dr. Jin is obligated to refrain from soliciting our employees to leave us for a one year period after the termination of his employment, continue to observe and maintain the confidentiality of all confidential and proprietary information and provide us with an executed separation agreement and release of claims.
Severance Terms for Messrs. Hillberg, Strambi, Dhanani, Wahla, and Paczuski. Pursuant to the employment agreements, in the event that we terminate the employment of Messrs. Hillberg, Strambi, Dhanani, Wahla, or Paczuski other than for Cause, death or disability, and the termination is not upon or within a two month period before or a 12 month period after a Change of Control, then, subject to certain conditions, such executive officer will be entitled to receive the following:

•	a lump sum severance payment equal to six months of his base salary in effect immediately prior to his termination;

•
a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee); and

•	coverage for a period of up to six months for himself and his eligible dependents under our medical, dental and vision benefit plans.
In the event we terminate the employment of Messrs. Hillberg, Strambi, Dhanani, Wahla, or Paczuski other than for Cause, death or disability, or if either Messrs. Hillberg, Strambi, Dhanani, Wahla, or Paczuski terminates his employment for Good Reason, and the termination is within a two month period before or a 12 month period after a Change of Control, then, subject to certain conditions, such executive officer will be entitled to receive the following:

•	a lump sum severance payment equal to 12 months of his base salary in effect immediately prior to his termination;

•
a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee);

•	coverage for a period of 12 months for himself and his eligible dependents under our medical, dental and vision benefit plans; and

•
all of the unvested equity awards of the executive officer will immediately vest and become exercisable in full. The awards will remain exercisable, to the extent applicable, following the termination for the period prescribed in the respective stock plan and agreement for each award.

In order to receive the severance benefits described above upon a termination of employment of Messrs. Hillberg, Strambi, Dhanani, Wahla or Paczuski, Messrs. Hillberg, Strambi, Dhanani, Wahla or Paczuski is obligated to refrain from soliciting our employees to leave us for a one year period after the termination of his employment, continue to observe and maintain the confidentiality of all confidential and proprietary information and provide us with an executed separation agreement and release of claims.
In addition, in the event Mr. Hillberg is terminated without cause or terminates his employment for Good Reason and any portion of his Retention Bonus is at the time of such termination unvested, Mr. Hillberg would not be required to repay such bonus. The waiver of the applicable repayment is conditioned upon Mr. Hillberg executing a separation agreement and release of claims.
Fiscal 2013 Potential Payments Upon Termination or Change of Control
The following table shows the amounts each of our named executive officers would receive in the event of their termination following a Change of Control, or upon certain other events, assuming the termination took place on June 30, 2013, the last business day of our most recent completed fiscal year.

		Involuntary Termination
Name	Benefits	More Than Two Months Before Change of Control	Within Two Months Before or 12 Months After Change of Control
Dr. HP Jin	Severance Payment (Salary)	$350,000	$525,000
	Severance Payment (Bonus)	350,000	350,000
	Continuation of Medical/Welfare Benefits	17,880	26,819
	Acceleration of Stock Options(1)	—	—
Michael Strambi	Severance Payment (Salary)	135,000	270,000
	Severance Payment (Bonus)	135,000	135,000
	Continuation of Medical/Welfare Benefits	8,901	17,803
	Acceleration of Stock Options and RSUs(1)	—	340,536
Loren Hillberg	Severance Payment (Salary)	135,000	270,000
	Severance Payment (Bonus)	162,000	162,000
	Continuation of Medical/Welfare Benefits	9,771	19,543
	Acceleration of Stock Options(1)	—	—
	Lapse of Retention Bonus Payment Obligation	1,047,222	1,047,222
Dariusz Paczuski	Severance Payment (Salary)	127,500	255,000
	Severance Payment (Bonus)	153,000	153,000
	Continuation of Medical/Welfare Benefits	9,764	19,528
	Acceleration of Stock Options and RSUs(1)	—	423,833
Hassan Wahla	Severance Payment (Salary)	127,500	255,000
	Severance Payment (Bonus)	153,000	153,000
	Continuation of Medical/Welfare Benefits	9,764	19,528
	Acceleration of Stock Options and RSUs(1)	—	313,800

(1)
100% of the unvested shares subject to stock options and RSUs would accelerate if the executive officer were terminated other than for Cause, death or disability or resigned for Good Reason within a two month period before or a 12 month period after a Change of Control. Value represents the gain the executive officer would receive, calculated as the difference between the stock price on June 28, 2013 and the exercise price of all unvested options and RSUs. The stock price on June 28, 2013 was $5.23 per share.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes the number of outstanding options, RSUs, warrants and rights granted to our employees and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of June 30, 2013.

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted Average Exercise Price of Outstanding Options and Rights (b)	Reserved for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)(2)	8,047,719	$7.4347	804,539
Equity compensation plans not approved by security holders(3)	561,541	6.4494	47,212
Total	8,609,260	$5.8199	851,751

(1)
Our 2009 Equity Incentive Plan incorporates an evergreen formula pursuant to which on July 1 of each year the aggregate number of shares reserved for issuance under the 2009 Equity Incentive Plan will increase by a number of shares equal to the lesser of: (A) 1,666,666 shares, (B) 4% of the outstanding shares on the last day of the immediately preceding fiscal year, or (C) such number of shares determined by our board of directors.

(2)	Includes RSU awards for 1,918,699 shares which have no exercise price.

(3)	We assumed our Amended and Restated 2011 Stock Option Plan on October 10, 2012, upon the closing of our acquisition of Local Merchant Services, Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
There have been no transactions since the beginning of fiscal 2013 to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the “Executive Compensation” section of this proxy statement.
Policies and Procedures for Related Party Transactions
As provided by the audit committee charter, the audit committee of our board of directors must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to the audit committee any related party transaction prior to entering into the transaction.
It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the audit committee of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal 2013, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information, as of October 4, 2013, concerning, except as indicated by the footnotes below:

•	Each person whom we know beneficially owns more than five percent of our common stock;

•	Each of our directors and nominees for the board of directors;

•	Each of our named executive officers; and

•	All of our directors and executive officers as a group.
Unless otherwise noted below, the address of each person listed on the table is c/o Telenav, Inc., 950 De Guigne Drive, Sunnyvale, California 94085.
We have determined beneficial ownership in accordance with the rules of the SEC. Under the SEC’s proxy rules, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 38,930,527 shares of common stock outstanding at October 4, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable and RSUs, both of which will vest within 60 days of October 4, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an asterisk (“*”).
The information provided in the table and related footnotes are based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Shares	Percentage
5% Stockholders:
Digital Mobile Venture Ltd.(1)	7,313,467	18.79%
c/o Rayson Technology Co. Ltd. 5F No. 550 Ruei Guang Road Taipei, Taiwan
Entities affiliated with Menlo Ventures(2)	2,029,058	5.21
3000 Sand Hill Road Building 4, Suite 100 Menlo Park, CA 94025

Named Executive Officers and Directors:
Dr. HP Jin(3)	1,857,877	4.63
Michael Strambi(4)	78,627	*
Loren Hillberg(5)	70,606	*
Dariusz Paczuski(6)	75,499	*
Hassan Wahla(7)	156,143	*
Shawn Carolan(8)	2,048,193	5.26
Samuel Chen(9)	7,330,158	18.82
Hon Jane (Jason) Chiu(10)	1,561,652	4.01
Ken Xie	41,666	*
Joseph M. Zaelit(11)	58,357	*
All executive officers and directors as a group (11 people)(12)	13,740,139	33.66

*	Represents beneficial ownership of less than 1%.

(1)	Samuel Chen, one of our directors, and his wife, Fiona Chang, share voting and dispositive power over the shares of our common stock held by Digital Mobile Venture Ltd (“Digital”).

(2)
Includes 1,977,643 shares held by Menlo Ventures X, L.P., 34,606 shares held by MMEF X, L.P. and 16,809 shares held by Menlo Entrepreneurs Fund X, L.P. The sole general partner of Menlo Ventures X, L.P., MMEF X, L.P. and Menlo Entrepreneurs Fund X, L.P. (together the “Menlo Entities”), is MV Management X, L.L.C. (“MV Management”). The managing members of MV Management are Shawn Carolan, Henry D. Montgomery, Douglas C. Carlisle, John W. Jarve, Sonja H. Perkins, Mark A. Siegel, Pravin A. Vazirani, and Shervin K Pishevar, and each disclaims beneficial ownership of shares held by the Menlo Entities except to the extent of his or her pecuniary interest therein.

(3)
Includes 20,200 shares held by Jacqueline Jin and 20,200 shares held by Michael Jin, Dr. Jin’s children; 660,623 shares held by Dr. Jin; and 1,156,854 shares issuable upon the exercise of options exercisable within 60 days of October 4, 2013.

(4)	Includes 10,303 shares held by Mr. Strambi and 67,074 shares issuable upon the exercise of options exercisable and 1,250 RSUs, both of which will vest within 60 days of October 4, 2013.

(5)	Consists solely of shares issuable upon the exercise of options exercisable within 60 days of October 4, 2013.

(6)	Includes 17,582 shares held by Mr. Paczuski and 57,917 shares issuable upon the exercise of options exercisable within 60 days of October 4, 2013.

(7)	Includes 10,035 shares held by Mr. Wahla and 146,108 shares issuable upon the exercise of options exercisable within 60 days of October 4, 2013.

(8)
Includes 2,029,058 shares held by the Menlo Entities; 204 shares held by the Carolan Family Trust dated 11/04/10, for which Mr. Carolan serves as trustee; 2,240 shares held by Mr. Carolan; and 14,166 shares issuable upon the exercise of options exercisable and 2,525 RSUs, both of which will vest within 60 days of October 4, 2013.

(9)
Includes 7,313,467 shares held by Digital, of which 3,300,000 shares are pledged as security, and 14,166 shares issuable upon the exercise of options exercisable and 2,525 RSUs, both of which will vest within 60 days of October 4, 2013.

(10)	Includes 1,544,961 shares held by Mr. Chiu and 14,166 shares issuable upon the exercise of options exercisable and 2,525 RSUs, both of which will vest within 60 days of October 4, 2013.

(11)
Excludes 701,602 shares held by iGlobe Fund. Mr. Zaelit is a venture partner of iGlobe Partners Inc., an entity that provides administrative services to iGlobe Fund, but does not share voting or dispositive power for shares of our common stock. Includes 58,357 shares issuable upon the exercise of options exercisable and 2,525 RSUs, both of which will vest within 60 days of October 4, 2013.

(12)	Includes 1,874,404 shares issuable upon the exercise of options exercisable and 11,350 RSUs, both of which will vest within 60 days of October 4, 2013.

AUDIT COMMITTEE REPORT
The audit committee assists the board of directors in fulfilling its responsibilities for oversight of the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements and the qualifications, independence and performance of our independent registered public accounting firm.
Our management is responsible for establishing and maintaining internal controls and for preparing our consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the audit committee to oversee these activities.
The audit committee has:
•    Reviewed and discussed the audited financial statements with our management and with Ernst & Young LLP, our independent registered public accounting firm;
•    Discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (Codification of Statements on Auditing Standards, AU 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•    Received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence and has discussed with Ernst & Young LLP its independence.
Based upon these discussions and review, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of the Board of Directors

Joseph M. Zaelit (Chairman)
Samuel Chen
Hon Jane (Jason) Chiu

OTHER MATTERS
We are not aware of any other matters to be submitted at the 2013 Annual Meeting. If any other matters properly come before the 2013 Annual Meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.
It is important that your shares be represented at the 2013 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as instructed on the proxy card you received, via the Internet or by telephone as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

Sunnyvale, California
October 22, 2013

Telenav, Inc.
950 De Guigne Drive
Sunnyvale, CA 94085

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the election of Class I directors to serve until 2016:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Samuel Chen 02 Hon Jane (Jason) Chiu

The Board of Directors recommends you vote FOR the following proposal:

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000186341_1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

TELENAV, INC.
Annual Meeting of Stockholders
December 3, 2013 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dr. HP Jin and Michael Strambi, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, and in the discretion of such proxies on all other matters properly brought before the meeting, all of the shares of Common Stock of TELENAV, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PST on December 3, 2013, at our headquarters at 950 De Guigne Drive, Sunnyvale, California, 94085, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and as the proxy holder may determine in his discretion with regard to any other matter properly brought before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000186341_2